UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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WillScot Mobile Mini Holdings Corp.
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4646 E Van Buren St., Suite 400
Phoenix, Arizona 85008
(480) 894-6311
www.willscotmobilemini.com

Dear Fellow Stockholders:
You are cordially invited to attend the 2024 Annual Meeting of Stockholders of WillScot Mobile Mini Holdings Corp., virtually via webcast, on June 7, 2024, at 9:00 a.m., Pacific Daylight Time. Since we last met, our Company has continued its commercial momentum while reinvesting in our customers, our communities, our people and growth in 2023. It is my privilege as Chairman of the Board to share a few highlights with you.
•We delivered on our promises to drive growth. In 2023, we achieved and eclipsed many of the milestones that we set at our 2021 Investor Day. With a balanced approach to growth, we delivered over $1B of Adjusted EBITDA(1), accomplishing this target one year earlier than we originally forecast. And we generated 18% Return on Invested Capital over the last 12 months(2), well above our anticipated three to five year operating range of 10% to 15%. We achieved these goals by executing our disciplined capital allocation strategy, which balances demand-driven organic investments, programmatic M&A, and return of capital to shareholders. We also announced a definitive agreement to acquire McGrath RentCorp on January 29, 2024. We see ample opportunities to accelerate our growth with this transaction, continuing the trajectory that we have achieved since our transition to a public company in 2017, with revenue up 5x, Adjusted EBITDA up 10x, and market capitalization up 8x.
•We invested in our team and in the communities in which we work. As our Company grows, so does our reliance on our team to execute our strategy. As part of our field realignment in January 2024, we created new opportunities for career development and growth across our operational, commercial, and corporate teams. We continue to invest in training and development with our customized Leadership Development Program, language training, Driver Apprentice program, and 6,000 course library of continuing education opportunities. And while our Company is headquartered in Phoenix, we operate in 250+ communities across North America. We continue to invest in our communities, with approximately 3,700 hours volunteered across more than 400 nonprofit organizations benefiting from our Give Where You Live Program, with an emphasis on our four core causes of Shelter, Hunger, Education, and Health & Wellness. Our financial and business success supports a virtuous cycle, creating opportunities for our team and our communities while driving superior returns for our shareholders.
•We are stewards of effective corporate governance. We continue to evolve our Board to support our growing diversified midcap business. In August 2023, we appointed Natalia Johnson to the Board, enhancing and expanding the Board’s skills, expertise, and knowledge. The Board consistently reviews and updates its policies to pursue high standards of corporate governance. In late 2022, this effort included the engagement of an independent third-party evaluation firm to augment the Board’s annual evaluation and succession planning processes for 2023. The Board continues to seek diverse candidates with unique skill sets to help us further enhance stockholder value creation and support a continuation of our robust growth trajectory. We also continue to proactively engage with our stockholders. Over the last three years, we engaged with over 500 unique investors. We broadly distributed perception studies to our investors in 2021 and 2023, capturing statistical feedback on our company and investor engagement. As stewards of our investors’ capital, we value your feedback and appreciate your trust.
The matters to be acted upon, as well as instructions on how to vote your shares, are described in detail in the accompanying notice of annual meeting and proxy statement. Only stockholders of record at close of business on April 10, 2024, are entitled to notice of and to vote at the annual meeting.
Your vote is important. If you hold your shares through a brokerage firm or bank, your brokerage firm or bank cannot vote your shares on the election of directors or other proposals at the meeting without specific instructions from you on how to vote. For your vote to be counted, please ensure to submit your voting instructions to your brokerage firm or bank.
We appreciate the confidence you have placed in us through your investment in our Company.
Sincerely,
Erik Olsson
Non-Executive Chairman of the Board
(1) All metrics presented from continuing operations. Adjusted EBITDA is a non-GAAP financial measure. For a discussion of our use of non-GAAP financial measures, including a reconciliation of Adjusted EBITDA to income from continuing operations, please see the “Reconciliation of Non-GAAP Financial Measures” section in Item 7 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
(2) All last 12 months metrics are as of December 31, 2023. Return on Invested Capital is a non-GAAP financial measure. For a discussion of our use of non-GAAP financial measures, please see the “Reconciliation of Non-GAAP Financial Measures” section in Item 7 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
(3) Free Cash Flow is a non-GAAP financial measure. For a discussion of our use of non-GAAP financial measures, please see the “Reconciliation of Non-GAAP Financial Measures” section in Item 7 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

NOTICE OF VIRTUAL ANNUAL MEETING OF STOCKHOLDERS AND ITEMS OF BUSINESS
Please follow the instructions set forth in the section of the proxy statement titled “Information about the Annual Meeting and Voting.” This meeting will be held virtually and not in person.

When	Where	Record Date	Who Can Vote
June 7, 2024, at 9 a.m. Pacific Daylight Time	www.virtualshareholdermeeting.com/WSC2024 You will need the control number included with these proxy materials to attend the annual meeting.	Close of Business on April 10, 2024	Holders of WillScot Mobile Mini’s Common Stock at the close of business on April 10, 2024
Stockholders or their authorized proxyholders may participate and vote at our Annual Meeting via the internet, using your control number, at www.virtualshareholdermeeting.com/WSC2024.
VOTING
Your vote is very important. Whether or not you plan to attend the meeting via webcast, we hope you will submit your proxy as soon as possible. You can vote at the annual meeting by attending the live webcast or by proxy. Registered holders may submit their proxy by mail, while beneficial owners may submit their voting instructions by following the instructions provided by your broker, bank or other agent. See the “Information about the Annual Meeting and Voting” section for instructions on how to vote your shares or submit your proxy.

By Telephone	By Internet	By Mail
You can submit your proxy by calling 1-800-690-6903	You can submit your proxy online at www.proxyvote.com	Sign, date and return your completed proxy card by mail to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717
MATTERS TO BE CONSIDERED AT THE MEETING AND VOTING RECOMMENDATIONS

Proposal	Description	Board Voting Recommendation
PROPOSAL 1	Elect 9 directors to the Board of Directors to serve until the 2025 annual meeting of stockholders or until their successors are elected and qualified.	FOR the listed nominees
PROPOSAL 2	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024.	FOR
PROPOSAL 3	Approve by advisory vote, the compensation of our named executive officers.	FOR
PROPOSAL 4	Approve an amendment to the Amended and Restated Certificate of Incorporation to provide for the exculpation of officers.	FOR
Transact any other business that may properly come before the meeting.
Any action on the items of business described above may be considered at the meeting, at the time and on the date specified above, or at any time and date to which the meeting may be properly postponed or adjourned.

By Order of the Board of Directors,
Hezron T. Lopez
Executive Vice President – Chief Legal & Compliance Officer & ESG

WILLSCOT MOBILE MINI HOLDINGS CORP.
Proxy Statement
For the Annual Meeting of Stockholders
To Be Held on June 7, 2024
TABLE OF CONTENTS
We are sending you these proxy materials in connection with the solicitation of proxies, on behalf of the Board of Directors (the “Board”) of the corporation named WillScot Mobile Mini Holdings Corp. as of the date of distribution of these materials (“WillScot Mobile Mini” or the “Company”), for the 2024 annual meeting of stockholders. Physical distribution of these materials is expected to begin on or prior to April 24, 2024, as requested. Please note that, during the second quarter of 2024, WillScot Mobile Mini Holdings Corp. intends to ask its Board of Directors to approve a change in its corporate name to WillScot Corporation.

NOTABLE CORPORATE GOVERNANCE UPDATES AND CHANGES
We believe that proper governance is integral to aligning our business strategy and operations with stockholder interests. We have strong governance practices in place that continue to evolve as our business grows. These practices not only help to regulate our risk as an organization, they also provide a framework by which we are able to translate the ethics of our philosophy for every employee.
In an ongoing effort to ensure “best practices” in corporate governance matters, in 2022, the Company engaged Spencer Stuart to conduct an assessment of the Board. The assessment resulted in recommendations to diversify the skill set and membership of the Board to align with future growth. As a result, in 2022, the Board appointed Erika Davis to serve as a director, and in 2023, the Board acted to increase the size of the Board from eight (8) to nine (9) members and appointed Natalia Johnson to serve as a director to fill the vacancy created by that increase. Ms. Davis brings significant human capital management, M&A, technology and systems integration experience to the Board. Ms. Johnson brings significant human capital management, technological and digital modeling, systems and systems integration, end-market and industry, operational effectiveness, strategic planning and risk oversight experience to the Board. These decisions reinforce the strategic direction of the Company, and the Board continues to evaluate talent, skill sets and diversity to align with the Company’s long-term future.
We also made several changes to our corporate governance documents, including our Board committee charters. Following the adoption by the Securities and Exchange Commission (the “SEC”) of new cybersecurity rules in July 2023, which include new disclosure obligations, we amended our Audit Committee Charter to task the Audit Committee with periodically reviewing the Company’s policies and processes related to cybersecurity, data-protection threats and incident response to ensure compliance with these new cybersecurity rules and corresponding disclosure obligations. As to other Board committee charters, we made ministerial, clarifying and/or conforming changes to the Compensation Committee Charter and the Nominating and Corporate Governance Committee Charter. Additionally, following the SEC’s adoption of new compensation recoupment rules in October 2022, which implement the incentive-based compensation recovery provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we amended our Compensation Recoupment Policy to ensure that our policy comports with the new rules. We also updated our Stock Ownership Guidelines for Non-Employee Directors and our Stock Ownership Guidelines for Executive Officers to align with identified best practices, while not modifying the target ownership levels. Additionally, we made best practices, ministerial, clarifying and/or conforming changes to our Policy on Related Party Transactions and Code of Business Conduct and Ethics.
The Company continues to pursue its commitment to creating a more racially and gender-diverse Board by seeking diverse candidates for Board seats. Moving forward, we will continue to seek potential director candidates with key qualifications and diverse backgrounds. The recent appointments of Ms. Davis and Ms. Johnson to the Board highlight the Company’s commitment to diversity. The diagram below shows the current composition of our Board with the inclusion of several key metrics (as further supplemented in the Corporate Governance, Director Skills and Experience Matrix and Board Diversity Matrix sections of the Proxy Statement).
HUMAN CAPITAL MANAGEMENT
As of December 31, 2023, we employed approximately 5,000 people in North America (the US, Canada and Mexico), the majority of whom are full time. Approximately 77% of employees work in more than 250 branch locations, while 23% serve in various shared services and corporate functions. We have not experienced a strike or significant work stoppage, and we consider our relations with our employees to be good, as evidenced by engagement survey results, which are discussed below.
Our Compensation Committee is responsible for providing oversight of our human capital strategy. Our Executive Vice President – Chief Human Resources Officer leads the execution of the Company’s human capital strategy, in collaboration with our executive leadership team, to align human capital resources with our strategic objectives. This includes optimizing HR delivery through talent acquisition, compensation and benefits, and initiatives for inclusion, diversity, equity and accessibility. In 2023, we implemented an HR Excellence function to enhance our focus on HR technology and business processes while continuing to build upon key initiatives in employee communications and engagement.
Whether in our operational or commercial teams at branch locations or onsite with customers, or in our shared services and corporate function teams, we believe our people give WillScot Mobile Mini a competitive advantage in the industry. That differentiation begins with our values. Our Company values are lived through our employees, acknowledged by our vendors and aligned to the needs of our customers and communities. Our values provide the basis of our approach to human capital management as well as how we treat our stakeholders.

Our employee value proposition begins with our Dedication to Health & Safety. We take responsibility for our own well-being and those around us. Wherever our employees are in life’s journey, we support physical well-being, financial well-being and emotional well-being through a range of programs and initiatives to support our employees and their families to Be Well.
Physical well-being
We provide comprehensive medical benefits to all US-based employees, whether hourly or salaried. Core healthcare coverage includes medical, dental, and vision benefits. We offer high-deductible healthcare plans to all eligible employees to promote positive consumer behaviors, and we pay an average of 75% of the cost of employee premiums. Through Health Savings Accounts (“HSA”) contributions, we cover between 35% and 50% of employee deductibles. We also provide paid parental leave – in 2023, 110 employees participated in our paid parental leave program. Additional programs include voluntary supplemental medical benefits, employer-paid short- and long-term disability, basic life, AD&D, legal, ID theft, home and auto, and pet insurance.
Recognizing that physical well-being is a journey, we also offer additional medical plan benefits including family planning support for fertility treatment, adoption and surrogacy, and personalized care for chronic conditions including diabetes and back, joint and muscle pain.
Financial well-being
Providing financial security for our employees is critical to overall well-being. Approximately 90% of employees participate in our 401(k) retirement savings program, which includes a company match of up to 4.5% on the first 6% of an employee’s contribution. We matched $14.1 million in 401(k) contributions in 2023. We also offer several educational services employees can use to strengthen their financial acumen.
In addition to supporting employees’ long-term financial security, we employ market-based pay practices to ensure fair, competitive wages at every level of the organization. We use compensation benchmarking data from internationally recognized human capital consulting firms to set and maintain pay ranges and pay levels in line with market-based standards. We also administer multiple incentive pay plans designed to motivate and reward eligible employees commensurate with Company performance. Incentives may be either individually-based (sales commissions), group-based (regional performance bonuses), or Company-based (corporate and executive employees).
Our employees are doing their part to support each other as well. The Minions of Kindness (“MoK”) Fund is an employee-led 501(c)(3) organization that uses employee donations to support WillScot Mobile Mini employees in times of distress. The fund offers WillScot Mobile Mini employees the opportunity to link arms and make a difference for those in need. In 2023, 29 employees received $93,564 in assistance.
Emotional well-being
Caring for the emotional well-being of our employees means offering programs that meet a diverse range of work-life needs. Our Employee Assistance Program (EAP) provides both mental health access and practical support for personal needs. From short-term counseling to clinical support for anxiety, depression and stress-related issues or substance abuse, our EAP enables our employees to access the care they need. Employees and members of their household can also access financial experts and legal guidance for help including retirement planning, tax assistance, wills and trusts, and family law matters.
As part of our approach to employee engagement, we focus on certain social factors of emotional well-being including recognition and representation. 87% of employees received peer-to-peer recognition for living our core values in 2023 through our Ready to Go platform, with more than 60,000 recognitions issued. In 2023, we surpassed a milestone of 100,000 recognitions received since program inception; a tremendous achievement showing the engagement of our employees and values-based culture.

We conduct at least four surveys to collect feedback from our employees throughout the year and report the results at our quarterly town hall meetings, sharing how employee feedback shapes our policies and programs. Our eNPS score is 42 for the quarter ended December 31, 2023, with survey results showing growth in “Promoters” compared to the prior quarter. Our highest rated statements were “This is a physically safe place to work”, “People are treated fairly here regardless of their sexual orientation, race or gender” and “I feel good about the ways we contribute to the community”.
In 2023, we partnered with the Great Place to Work Institute™ -- the global authority on workplace culture – and participated in the Trust Index survey. As a result of feedback from employees on their work-life experience and our culture, we were certified as a Great Place to Work®. We also curate content on The Hub, our intranet site, and share communication through a range of channels including direct email and text capabilities and displays in our branches and headquarters.
Inclusion, Diversity, Equity and Accessibility
Our commitment to inclusion at all levels of the organization is amplified by our Inclusiveness Resource Teams (“IRTs”): Women of WSMM (“WOW”), Black Organization for Leadership & Direction (“BOLD”), Veterans United, Hispanos, and People Respecting that Identity and Sexuality Matters (“PRISM”). IRTs are voluntary, employee-led groups that work to foster an inclusive and diverse workplace aligned with our values and strategy. These groups were established as a grassroots initiative to support our employees from specific demographic groups and their allies, to provide opportunities for development and sharing the lived experiences of our employees. We are stronger together when we celebrate our differences and strive for inclusiveness. Our IRTs encourage collaboration and support the diverse voices and thoughts of our employees and communities.
Employee Demographics (U.S.-based population, year ending December 31, 2023):
Learning and Development
We measure success through our results and the achievement of our goals. We continuously improve ourselves, and our products and services in pursuit of shareholder value. In 2023, our employees completed more than 27,000 hours of training across a range of courses dedicated to compliance, safety and job-related learning and skill development. Our learning and development system houses a library of more than 6,000 courses. We also offer a language learning program and tuition reimbursement to increase access to skills associated with social determinants of health.
Our Driver Apprentice Program provides developmental opportunities for individuals interested in becoming a Commercial Driver’s License Class A driver for the Company. Our foundational leadership development program (“LDP”) enrolls an average of 70 participants annually. We also host multiple in-person training events throughout the course of the year to connect employees to our strategic priorities and their career development goals.
Community
We are community focused – we actively engage in the communities we serve and deliver sustainable solutions. Our employees participate in pro-social giving through our “Give Where You Live” program and giving their time, talent and/or treasure to local non-profit organizations. We provide employees with up to 16 hours per year in volunteer paid time off to participate in “Give Where You Live”. In 2023, employees volunteered for approximately 3,700 hours benefiting nearly 300 organizations. Employees can also earn up to $250 through volunteer time to donate to eligible causes in our charitable giving platform (Benevity).
In addition to giving directly to charitable organizations that are meaningful to our employees and the communities we serve, we have national, non-profit partnerships with certain 501(c)3 organizations in our core causes of Shelter, Hunger, Education and Health & Wellness. Through these partnerships, our employees participate in build days with Habitat for Humanity, food bank volunteering with Feeding America and St. Mary’s Food Bank, blood drives and emergency response initiatives with the American Red Cross, and work readiness and financial literacy programs with Junior Achievement.
Compliance and Risk Mitigation
Being trustworthy and reliable means we hold ourselves accountable to do the right thing, especially when nobody is looking. Initiatives that the Company has implemented to maintain the highest level of professionalism and integrity include annual compliance training that focuses on the applicable cybersecurity, data privacy, legal and regulatory requirements needed to maintain a high level of security and risk standards. We concluded

2023 with a 92% completion rate on required compliance training. Employees also receive phishing simulation tests approximately once every six months and supplemental IT training on a quarterly basis. Additionally, the new hire onboarding process covers cybersecurity and data safety training for all employees. When we source talent through external sources for skilled trades, sales associates, and professional staff, we retain reputable recruiting firms that perform background checks as part of our new hire process.
ENVIRONMENTAL, SOCIAL AND GOVERNANCE
We are committed to upholding high standards when it comes to our environmental, social, and governance responsibilities, as well as the safety of our employees and our business partners. These commitments began with a comprehensive review of the industry landscape, which laid the groundwork for an industrial circular economy powered by our customer-focused innovation and our talented workforce. As the leader in innovative and flexible temporary space solutions, our approach to ESG seeks to balance short-term and long-term solutions and considers the interests of our stakeholders in our everyday actions. The principal products we provide to our customers are long-lived, reusable and relocatable, while producing minimal waste. For decades, we have committed ourselves to circular economic practices to reuse as many of our assets as possible.
Our Board, at the direction of our Nominating and Corporate Governance Committee, is actively involved in the development of our ESG strategy and approach. With their guidance, in 2020, we conducted an assessment of our readiness to pursue an ESG strategy with the goal of determining our focus areas. In late 2021, we rolled out our formal ESG strategy at our Investor Day, called “Delivering Opportunity.” In 2022, we formalized our ESG strategy around key aspects ingrained in our values such as built-in sustainability, team safety, community focus and inclusion and diversity. In 2023, we continued to execute on the five pillars that make up our ESG strategy: environmental responsibility, sustainable solutions for customers, effective governance, empowering our people, and community impact. In 2024, we plan to issue our first Corporate Responsibility Report.
Our business is managed for long-term success in a manner that we believe is economically, environmentally and socially responsible, and our ESG efforts are focused in areas where we see tangible business impact. Over the next several years, we will continue to focus on ensuring a future where the communities we operate in and customers we support can thrive.
In formalizing our own ESG framework, we analyzed our business and identified priority opportunities that enable positive impact, including alignment with disclosure frameworks and guiding principles, such as the U.N. Sustainable Development Goals and the recommendations from the Task Force on Climate-Related Financial Disclosures. In 2024 and beyond, we plan to share an annual Corporate Responsibility Report outlining our enhancements in operations, tracking our impact on the environment, and reinforcing our commitment to transparency and responsible governance in a manner that helps create long-term value for our stockholders, employees, clients, communities, and other stakeholders.
In the near term, we are pursuing the following five key strategic initiatives to drive increased benefits for our stakeholders. Please see our ESG microsite for additional information on each topic at https://esg.willscotmobilemini.com. However, we are not incorporating by reference any information available through our website as part of this Proxy Statement.
Environmental

Circular Business Model
Our business model is inherently sustainable as it is centered around minimizing waste and maximizing resource efficiency by prioritizing the reuse and refurbishment of manufactured products and materials. We continue to strengthen and expand our environmentally sustainable practices to reduce our impact on the planet. We are minimizing our resource use and increasing our energy efficiency through circular solutions, fleet optimization, and conducting Greenhouse Gas (“GHG”) emissions and waste characterization studies that help us identify and understand areas of opportunity. These initial and critical steps will provide quantifiable metrics enabling us to benchmark and prioritize our efforts for future improvements and to continually bolster our circular economic approach with our space solutions.
We lease approximately 100 million square feet (more than 2,000 football fields) of temporary space solutions which are reusable, reconfigurable, relocatable, and repurposed or recycled. We also maintain, repair, and reuse our Essential products and service packages, which are used to outfit an office, classroom or media room. This not only promotes the mindset of circularity, but it also obviates the need for single-use purchases of new materials, additional transportation of those products, and disposal at the end of projects. We have industry-leading refurbishment capabilities for our units and Essentials which allow these assets to cycle through different customers, typically seven times over their 20-year lifetime with a minimal refresh before each new cycle. Typically, in the second half of the product’s life, we complete a full refurbishment, which can extend the asset life by another 10 years, allowing many of our modular units to be in service for close to 30 years. With the cost of a full refurbishment at only 20-30% of the cost of a new unit, it’s more capital efficient to refurbish our units and reduce the environmental impact of extracting raw materials to build new ones. The reuse and refurbishment of assets results in a lower embodied carbon for the units and helps mitigate climate impact.
Our innovative panelized product, FLEX, can be re-configured and reused significantly reducing labor and material waste resulting in our most efficient and environmentally friendly product. FLEX provides customized configurations that allow for stacking up to three stories and connection end to end allowing for use in tighter spaces. Due to its modularity, workspaces such as FLEX can quantifiably outperform traditional units in several key areas, including energy efficiency, by using motion activated LED lighting, lower GHG emissions, less waste and material use, and increased recycling.
We also have world class modernization solutions to support our storage assets, which we can acquire as end-of-life shipping containers and put into service as storage units. Further, we offer innovative systems for space optimization, such as our PRORACK line, which enable our customers to maximize the functionality, organization and safety of any space.
Essentials add a multiplier effect to our circular story because we can reuse, repair, and maintain Essentials when their leases end, which helps drive better margins and growth. In addition, putting Essentials into our circular business model not only reduces material usage, this also reduces packaging waste and transportation miles for us and our customers. In 2023, we launched a pilot to establish partnerships with local nonprofit organizations to donate our unusable Essentials back into the community to extend their usefulness and further support circularity.
Circular by design, our business model helps us reduce material usage, emissions and costs, while also helping our customers with their ESG goals. We aim to be the industry’s most innovative partner in diverting waste, reducing emissions and driving sustainable economic growth.
Waste Management / Reduction
We help our customers reduce waste with our reusable products, and we have also prioritized waste internally to focus on diversion, compliance, mitigation, and efficiencies. Our goals for reducing waste generation and disposal are fourfold and include developing baseline generation data, optimizing waste collection practices, increasing recycling, and reducing overall generation. Our strategy to reach these goals includes reducing packaging, eliminating single-use products where feasible, increasing use of reusable materials, educating our employees on proper sorting, introducing consistent signage, and centralizing and optimizing our waste collections points. To date, we have conducted nine waste composition studies across our branch network, and developed an operational waste diversion program that will enable us to identify opportunities for increased recycling and optimization of valuable materials such as wood, metal, and cardboard.
In addition, we conduct a thorough waste vendor assessment to ensure consistency and compliance with waste regulations, and also shift our focus from simple waste disposal to waste mitigation. Our aim is to work with vendors who are willing to support our diversion efforts. This includes, though it is not limited to, increased recycling of single stream materials and construction and demolition waste, right sizing of containers, optimization of service levels, education and training for users, and holistic waste data tracking. We also engage with our suppliers to establish takeback programs and identify opportunities to purchase product in bulk and/or reusable packaging to further eliminate waste generation.
Greenhouse Gas Emissions
Our greenhouse gas footprint and risk are relatively small, however we can strive to do better. Our business requires management of a diverse and active delivery and set-up fleet and operation of yard equipment. We have both short- and long-term initiatives in place to improve efficiency and reduce emissions from our rolling stock fleet. In the short-term, we are leveraging available technology and analytics to optimize the routes driven by our team, which in turn can reduce mileage, fuel consumption, and costs. We continue to actively invest in technology solutions to help us realize these and other efficiencies.
Longer-term, we are in the process of replacing older vehicles with modern, efficient vehicles, and have started acquiring vehicles fueled by alternative fuel methods, including renewable natural gas and electric alternatives, among others. In California, we are piloting the use of compressed natural gas trucks, which emit roughly 20% fewer GHG emissions than their gasoline-powered counterparts. We plan to expand the program in California this year and beyond. Additionally, in 2023, we decommissioned more than 400 older diesel vehicles, and auctioned them off, where possible, to avoid waste. We replace older vehicles with new vehicles with more efficient engines, and we continue exploring additional options for utilizing alternative fuel.
Over time, these efforts will help to reduce our fuel costs and risks, while also helping us secure contracts with like-minded customers. We are constantly developing new solutions to help our customers improve their business, reduce their carbon footprint and be better corporate citizens. These solutions include route optimization solutions to reduce travel distances and idle times and optimizing fleet vehicle usage to eliminate use of oversized or unnecessary equipment, each of which reduces greenhouse gas and improve customer efficiency.
Social
Safety
The protection of people and the environment is a core value at WillScot Mobile Mini. Our Health & Safety priorities are a driving force that shape who we are and what we do. Safety extends beyond our branches and yards to include travel and activities at customer sites. WillScot Mobile Mini fosters an environment in which our employees feel empowered to choose the safest and best decisions possible. We empower and reward employees for being personally accountable and exceeding safety guidelines in every task. Proper safety culture fosters personal accountability, leading to increased safety, active employee engagement and a strong commitment to the Company and our customers.
Today, we believe we’re operating at the highest levels of safety and low levels of injury. In 2023, our Total Recordable Incident Rate (“TRIR”) was less than one (0.76), which translates to keeping our employees very safe, and we remain committed to creating a Zero-Harm culture. Every Company employee has “Stop-Work” authority allowing employees to stop work, report near misses and identify improvements that impact their own safety and that of others, which supports our constant goal to identify and correct safety issues before they turn into incidents.

WillScot Mobile Mini leverages technology to assist our Drivers and other team members in the safety arena. We created our own bespoke assessment tool, referred to as our “Safety Save” application, that tracks employee safety engagement and measures the number of safety engagements as our team members complete them. Experienced safety professionals design and partner with the operating teams to use Safety Save reports to identify near misses, report injuries, or plan safety focus areas based on reported or observed behaviors or ﬁndings. Additionally, with driver consent, we have implemented an onboard driver behavior monitoring system, called DriveCam, which detects risky driving behavior and informs leaders so they can coach drivers and gain commitment for improvement. We also use artificial intelligence applications to constantly assess and monitor driver performance. Any employee is encouraged to complete a safety assessment on an observation of a task, tool, behavior, or other condition during working duties. Use of the Safety Save application and DriveCam are just two examples we use to manage safety leadership at all levels.
Lastly, the Company maintains a robust safety assessment program that includes an annual commitment to Environmental, Health and Safety by all employees that drives increased focus to our Health & Safety core value by providing increased visibility. Our goal is to help each team member succeed and enjoy a safe working experience. Who we are as people ultimately defines what we are as a business, and safety is everyone’s responsibility.
Our environmental, health and safety management system (“EHSMS”) revolves around four main components: Plan, Do, Check, and Act. Our safety management team, called Safety First!, is designed around these four processes and is responsible for developing, maintaining and administering our EHSMS by assisting operations teams, providing training to ensure local teams are aware of and using safe practices, and auditing and monitoring safety performance. Our EHSMS is based on legal requirements and hazards that our employees face daily.
Plan: Our Health & Safety Culture Policy, drafted by members of our Senior Executive Team, highlights the tenets of our commitment to safe culture. We are subject to certain environmental, health and safety laws and regulations in the countries, states, provinces, and localities in which we operate. Our health and safety programs are designed around global standards with appropriate variations addressing the multiple jurisdictions, regulations, hazards and unique working environments where we operate. Hazard assessments are regularly conducted to reveal issues and trends and determine root causes.

Do: Based on our hazard assessments the Company evaluates each task, creating or modifying standard operating procedures and work instructions. We provide safety and health training that exceeds regulatory requirements in line with employees’ tasks and the hazards they face during the completion of daily tasks.

Check: Our corporate safety team conducts regular audits, and where deficiencies or corrective actions are needed, action plans are prepared, executed and tracked to closure. We focus on leading indicators as a better and more reliable gauge of organizational health than lagging indicators. This allows us to stay ahead of incident management behaviors, conditions or issues that can be corrected before an incident occurs. We use Safety Scorecards to track the safety performance of our drivers, branches and divisions. Our scorecards include safety-leading indicators, allowing us to spot trends and prevent them from becoming problems. These leading indicators are reported and discussed no less than monthly in each region we operate in.

Act: Among other initiatives, we have partnered with our insurers for several years to conduct external audits of our safety management system and practices. Seasoned safety auditors from the insurer visit and assess our operational safety practices to look for injury potential based on the latest trends at select branch locations. The Company uses these results to continuously update our EHSMS. We continue to focus on the root cause of our incidents, changing our approach as needed to target trending safety metrics.
Community
We are scaling our community outreach consistent with our distributive business model. Our reach as a company gives us the ability to support all the communities in which we work and live. The following represents highlights of our giving approach.
•In addition to our Give Where You Live program, we partner with several national, non-profit organizations such as Habitat for Humanity, St. Mary’s Food Bank, Feeding America, Food Banks Canada, Bancos de Alimento Mexico, Junior Achievement, and the American Red Cross.
•We have partnered with Habitat for Humanity for over 17 years to provide in-kind donations and physical and monetary support to help families build and improve places to call home. Local branches make an impact with local Habitat for Humanity affiliates by donating containers for up to seven months during a neighborhood build. To date, we have delivered nearly $8 million in value to Habitat for Humanity, and we are committed to our future as partners. In June 2023, our employees gave more than 100 hours of their time in a unique program building and decorating three playhouses for children in San Diego, California. Additional home builds were completed in 2023 in several cities.
•In addition to corporate donations to St. Mary’s Food Bank, Feeding America, Food Banks Canada, and Bancos de Alimento Mexico, employees across the Company have opportunities to hold food drives and volunteer their time at local food banks.
•Our partnership with Junior Achievement supports our core cause of Education. Junior Achievement provides work readiness, financial awareness and entrepreneurship programs for students through chapters in all US states and internationally. Our partnership includes sponsoring a BizTown shop in Tempe, Arizona, for the 2023-24, 2024-25, and 2025-26 school years, as well as opportunities for employees to volunteer at a BizTown, in the classroom and as a mentor.
•We established a community partnership with the American Red Cross to support our core cause of Health & Wellness. In addition to a corporate financial contribution in 2023, employees were encouraged to get involved with the Red Cross through blood drives, first aid kit builds and other volunteering opportunities. Our corporate team in Phoenix, Arizona, held blood drives in 2022 and 2023, in which 50 donors gave a combined 46 units of blood, producing enough blood to save nearly 140 lives. The Charlotte, North Carolina, branch also held a blood drive, producing enough blood to save more than 50 lives.
•In addition, employees in Phoenix wrote cards to military service members and veterans in April 2023, expressing gratitude for their sacriﬁces and heroism, with similar projects completed for Veterans Day and the end-of-year holidays.
•The intersectionality of our IRTs with Give Where You Live is extending the social impact across our network.

•As discussed in Human Capital Management, our Minions of Kindness Fund was established to help our employees and their immediate family members who experience unique and dire circumstances. This fund is supported exclusively through employee donations, with 100% of the donations we receive going directly to employees and their families in need. The MoK Fund is governed by a board of directors made up of volunteers within WillScot Mobile Mini. The Fund has distributed over $440,000 to more than 200 employees in need since it was formed in 2012.
Governance
Good governance enables everything we do. We are committed to operating with the highest ethical standards of corporate governance. Several years back, our Board created a roadmap to improve the Company’s governance practices, which we have continued to develop and execute since. Our Nominating and Corporate Governance Committee oversees our ESG initiatives and is responsible for our efforts to identify and seek diverse candidates for our Board, which represents our commitment to creating a more diverse Board, and also our commitment to bringing in directors with strong experience to enhance our Board in key areas. Our Compensation Committee is charged with overseeing the Company’s human capital strategy. Our Audit Committee reviews the Board’s and the Company’s activities to identify enterprise risks, develops plans to mitigate those risks, and monitors our risk management framework on behalf of the Board. The Committee considers a variety of potential risks that may affect the Company, including the competitive and macroeconomic landscape, climate, cybersecurity and information technology, environmental health and safety, statutory/regulatory compliance, ESG risks, and ability to scale human capital and business systems for future growth. In 2023, we modified our Audit Committee Charter to specifically task the Audit Committee with periodically reviewing the Company’s policies and processes related to cybersecurity, data-protection threats and incident response, and to ensure compliance with the new SEC cybersecurity rules and related disclosure obligations. In conjunction, we have established a dedicated cybersecurity team to focus on protecting data confidentiality and integrity, and ensuring continued availability of critical information systems that contain sensitive customer and employee data.
Over the past several years we have also implemented significant stockholder-focused actions as part of our governance efforts, including converting all prior outstanding warrants to a single class of common stock, setting requirements for a 12-month vesting period for Board member equity compensation, removing supermajority voting requirements for all Board actions, and approving biennial pay equity review and report by the Compensation Committee.
Lastly, our executive leadership team regularly reviews and refines our key governance policies, including policies on human rights, environmental responsibility, and vendor ethics, affirming our dedication to continuous improvement. These documents provide a strong structure that enables our Board and management to effectively pursue our goals on behalf of our business, our employees, and our stockholders. Additionally, in 2023, we were awarded an upgrade to an “AA” level ESG rating by MSCI, which resonates with the investment community, and received similar scores from other ESG rating agencies.
STOCKHOLDER ENGAGEMENT
The opinions and guidance of our stockholders are of the utmost importance. We are stewards of the Company, acting on behalf of our stockholders and stakeholders. We do not act without the support of our Board or input from our investors. To that end, we consistently initiate and welcome engagement with our investors, whereby we seek to gather the views of investors and to share knowledge regarding our business operations, strategy, and practices.
Currently, 11 sell-side analysts cover our company, representing a diverse collection of institutions, individuals, and perspectives. Our sell-side coverage provides a valuable two-way street for communication between our Company and the investment community. Additionally, our management and Investor Relations team conduct hundreds of investor dialogues every year. In 2021 and 2023, we distributed perception studies to existing, former and prospective shareholders to capture statistically informed feedback. We frequently receive both qualitative and quantitative feedback praising our best-in-class transparency, accessibility and candor. We regularly engage with our stockholders through open dialogue and direct individual communication on topics related to our business, financial performance, corporate governance and executive compensation. Our engagement efforts include outreach from the Chairman of the Board and our Lead Independent Director. We believe stockholder feedback is vital, and we value the feedback we receive from these engagements. Our Compensation Committee evaluates the design of our executive compensation program based on market conditions, metrics that drive the performance the Company desires, stockholder views, input from a third-party compensation consultant, and other governance considerations.
Our current Board members hold (directly or through family trusts), combined, over five million shares of our stock. We believe this provides a high degree of alignment between our Board and our stockholders.
Supplementing the consistent engagement of our management team with our investors, in 2023 and 2024, our Chairman, Lead Independent Director, Nominating and Corporate Governance Committee Chair, Compensation Committee Chair, or Executive Vice President – Chief Legal & Compliance Officer & ESG engaged directly with investors to solicit input and feedback on our governance practices. Since 2021, we’ve conducted approximately 3,800 interactions with approximately 800 unique investors, representing over 85% of our shares outstanding. In addition to supporting investor understanding of our business, we solicited input and feedback on our governance practices.
Many stockholders expressed that they were pleased with our Company performance-based compensation program, our approach to ESG and actions of our Board, and they continue to be supportive of our executive management team. Additionally, our stockholders have stated that they have a clear picture of the strategic direction of the Company. It is our view, and the view of our stockholders, that alignment between stockholders and our Board, officers, and management team is critical for the continued success and profitability of the Company.
We welcome all stockholders to engage with us in the future, whether at a scheduled meeting or by contacting Nick Girardi at investors@willscotmobilemini.com.

CORPORATE GOVERNANCE
Members of our Board of Directors

				COMMITTEE MEMBERSHIPS AS OF DECEMBER 31, 2023			OTHER CURRENT PUBLIC COMPANY BOARDS
NAME AND POSITION	AGE	INDEPENDENT	DIRECTOR SINCE	AC	CC	N&CGC
Mark S. Bartlett Partner, Ernst & Young (retired)	73	✔	2017	X*	X		T. Rowe Price Group, Inc.; FTI Consulting, Inc.; Zurn Elkay Water Solutions Corp.
Erika T. Davis Senior Vice President and Chief Human Resources Officer, Performance Food Group	60	✔	2022		X
Gerard E. Holthaus Lead Independent Director, WillScot Mobile Mini	74	✔	2017	X		X*	FTI Consulting, Inc.
Natalia N. Johnson Chief Administrative Officer, Public Storage	46	✔	2023	X	X
Erik Olsson Non-Executive Chairman, WillScot Mobile Mini	61	✔	2020				RB Global, Inc.; Dometic Group AB
Rebecca L. Owen Chairman, Battery Reef, LLC	62	✔	2021		X	X	Public Storage
Jeff Sagansky Eagle Equity Partners Co- Founder	72	✔	2017		X*	X	Sharecare, Inc.; Screaming Eagle Acquisition Corp.
Bradley L. Soultz Chief Executive Officer, WillScot Mobile Mini	54		2017
Michael W. Upchurch Executive Vice President & Chief Financial Officer, Kansas City Southern (retired)	63	✔	2020	X		X
*chair

2023 Information about our Board and Committees

	Members	Independent Members	Meetings During Fiscal Year 2023	Attendance
Full Board	9	8	5	96%
Audit Committee	4	4	4	100%
Compensation Committee	5	5	4	100%
Nominating and Corporate Governance Committee	4	4	4	83%

Director Skills and Experience Matrix

Skills and Experience	Bartlett	Davis	Holthaus	Johnson	Olsson	Owen	Sagansky	Soultz	Upchurch
Leadership Business and strategic management experience from service in a significant leadership position, such as a CEO, CFO or other senior leadership position	●	●	●	●	●	●	●	●	●
Finance and Accounting Understanding of finance and financial reporting processes	●		●	●	●	●	●	●	●
Investor Overseeing investments and decisions	●		●		●	●	●	●	●
Industry and Operations Operational experience in the industries in which the Company operates		●	●	●	●	●		●	●
Technology Developing and investing in new technologies and ideas		●		●	●			●	●
Risk Oversight/Cybersecurity Understanding significant risks facing companies, including cybersecurity	●	●	●	●	●	●	●	●	●
Customer Service Experience meeting customer expectations and positively transforming customer experience		●	●	●	●	●	●	●	●
Environmental & Safety Safety and environmental regulations		●		●	●			●	●
Prior Public BOD Experience Service on public company boards	●		●		●	●	●		●
Human Capital Management Experience overseeing the needs of our employees and developing talent to obtain the most qualified and satisfied employees		●	●	●	●	●	●	●	●
Legal and Corporate Governance Legal and corporate governance issues in which public companies must abide	●		●	●	●	●	●	●	●
Independent Satisfies independence requirements of Nasdaq and SEC	●	●	●	●	●	●	●		●
Sustainability Experience in Environmental Social Governance matters	●	●	●	●	●	●	●	●	●

No. of Directors
0
1
2
3
4
5
6
7
8
9
Leadership
9
Finance and Accounting
8
Investor
7
Industry and Operations
7
Technology
5
Risk Oversight/Cybersecurity
9
Customer Service
8
Environmental & Safety
5
Prior Public BOD Experience
6
Human Capital Management
8
Legal and Corporate Governance
8
Independent
8
Sustainability
9

Board Diversity Matrix

Total Number of Directors: 8	FEMALE	MALE	NON- BINARY	DID NOT DISCLOSE
Directors	3	6	—	—
Number of Directors Who Identify in any of the Categories Below
African American or Black	1	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	1	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	—	—	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	—

EXECUTIVE COMPENSATION OVERVIEW
Our executive compensation program aims to attract and retain experienced and talented executive officers and to motivate them to achieve our short-term and long-term financial, operational, and strategic objectives that produce and promote stockholder value. This executive compensation overview and the accompanying compensation discussion and analysis (“CD&A”) are designed to provide an overview of our compensation actions and policies for our senior level executives. Our named executive officers are identified on page 34 of this Proxy Statement.
The Compensation Committee believes our executive compensation program should reward actions and behaviors that drive stockholder value creation. The Compensation Committee seeks to foster these objectives through a compensation system that focuses heavily on variable, performance-based incentives that create a balanced focus on our short-term and long-term financial, operational and strategic goals. To that end, the Compensation Committee’s goal is to implement an executive compensation program that is built upon the following objectives:
•Attracting and Retaining the Right Talent. Executive compensation should be market-competitive to attract and retain highly motivated talent with a performance-driven mindset.
•Pay for Performance. A significant percentage of an executive’s compensation should be directly aligned with Company performance, with a balance between short-term and long-term performance.
•Alignment with Stockholder Interests. Our executives’ interests should be aligned with stockholder interests through the risks and rewards of stock ownership in the Company.
Principal Elements of Pay
Our compensation program strongly emphasizes a culture of pay for performance to provide incentives and accountability for our executive officers in working toward the achievement of our objectives. The table below outlines each of the principal elements of our executive compensation program for 2023:

Pay Element	Who Receives	Form of Delivery	Type of Performance	Performance Period	How Payout is Determined	2023 Performance Measures
Base Salary	All named executive officers	Cash	Short-term emphasis (fixed)	Bi-weekly	Pre-established at each payroll date	Individual
Short-Term Cash Incentive (“STIP”)	All named executive officers	Cash	Short-term emphasis (variable)	1 year	Pre-established formula	Adjusted EBITDA, Q4 Core Lease Revenue
Performance- Based RSUs(1)	All named executive officers	Equity	Long-term emphasis (variable)	3 years (cliff vesting)	Pre-established formula	Relative TSR vs. S&P MidCap 400 Index
Time-Based RSUs(2)	All named executive officers	Equity	Long-term emphasis (variable)	4 years (ratable annual vesting)	Stock price at each vesting date	Service Period

(1) In 2023, Performance-Based RSUs made up 70% of the target annual value of long-term incentives for the CEO, CFO, CLO and CHRO, and 65% for all other NEOs.
(2) Time-Based RSUs made up 30% of the target annual value of long-term incentives for the CEO, CFO, CLO and CHRO, and 35% for all other NEOs.

Pay Decisions

The elements of our total direct compensation, which consist of base salary, short-term cash incentive compensation and long-term equity incentive compensation, for our NEOs and a summary of the actions our Compensation Committee took during 2023 are set forth below.

Compensation Component	Link to Business and Talent Strategies	2023 Compensation Actions
Base Salary	•Competitive base salaries help attract and retain executive talent.
•The CEO’s merit based increase for 2023 was 4.6% and the merit-based increases for the other NEOs for 2023 ranged from 4% to 13.9%, to reflect role and responsibility changes and increases, respectively; strong Company performance; and for improved alignment with market compensation levels.

Short-Term Cash Incentive (“STIP”) Compensation	•Focus executives on achieving annual financial results that are key indicators of annual financial and operational outcomes.	•Named executive officers earned annual cash incentive awards valued at 117.34% of target performance (Adjusted EBITDA payout above target; Q4 Core Lease Revenue Delivered above target).
Long-Term Equity Incentive Compensation
•2023 annual equity-based awards consisted of Performance-Based RSUs and Time-Based RSUs.
•Performance-Based RSUs are measured based on a 3-year TSR, measured against constituent companies in the S&P MidCap 400 Index.
•Time-Based RSUs provide focus on stock price growth and support and underpin our talent retention objectives.

•The target annual equity award mix, based on the grant date fair value, consisted of 70% Performance-Based RSUs and 30% Time-Based RSUs for the CEO, CFO, CLO and CHRO; and 65% Performance-Based RSUs and 35% Time-Based RSUs for all other named executive officers.
•Performance-Based RSUs are subject to a 3-year performance period (3 years following the grant date).
•Time-Based RSUs vest over four years, in equal annual installments.

Pay Mix
It remains our firm belief that the compensation of our most senior executives should be based on our overall performance. A significant portion of our executives’ pay is incentive-based and therefore at risk. In 2023, as shown in the following chart, performance-linked components (Annual Performance Bonus (“STIP”) and long-term incentive compensation) were 88% of the CEO’s target total direct compensation opportunity, which we define as base salary, target STIP and target value of long-term incentive compensation, and 79% of the average target total direct compensation opportunity for the other named executive officers.

2023 Pay Mix at Target
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
70%
18%
12%
61%
18%
21%
CEO
Other Name Executive Officers
Base Salary
Annual Performance Bonus
Long-Term Incentives

For specific details about our executive compensation program, please refer to the CD&A.

PROPOSAL 1 – ELECTION OF DIRECTORS

Proposal Snapshot
What Am I Voting On?
Stockholders are being asked to elect 9 directors to the Board of Directors for a one-year term.
Voting Recommendation: FOR the election of each of the Board’s director nominees named in the Proxy Statement

Our Board currently consists of 9 members. In accordance with the recommendation of the Nominating and Corporate Governance Committee, the Board has considered and nominated all of our current directors to stand for re-election for a one-year term expiring at the 2025 annual meeting of stockholders or until their successor is duly elected and has been qualified, or until their earlier death, resignation, or removal: Mark S. Bartlett, Erika T. Davis, Gerard E. Holthaus, Natalia Johnson, Erik Olsson, Rebecca L. Owen, Jeff Sagansky, Bradley L. Soultz, and Michael W. Upchurch.
The Company continues to pursue its commitment to creating a more racially and gender-diverse Board by seeking diverse candidates for Board seats. Moving forward, we will continue to seek potential director candidates with key qualifications and diverse backgrounds. Related to the Company’s commitment to diversity, the Company recently appointed Natalia Johnson to the Board. Ms. Johnson brings significant human capital management, technological and digital modeling, operational effectiveness, strategic planning and risk oversight experience to the Board. The diagram below reflects the attributes of the nine director nominees with the inclusion of several key metrics (as further supplemented in the Corporate Governance, Director Skills and Experience Matrix and Board Diversity Matrix sections of the Proxy Statement).
The biographies and qualifications of the 9 director nominees in this Proposal 1 are set forth below under the heading “Director Nominee Biographies & Qualifications.”
The Board of Directors Unanimously Recommends You Vote FOR the Election of Each of the Board’s Director Nominees Named in the Proxy Statement.
Director Nominations
Process for Recommending Directors
The Nominating and Corporate Governance Committee solicits and receives recommendations for potential director candidates from stockholders, management, directors and other sources. The Board will select nominees based on independence, character, ability to exercise sound judgment, diversity, age, demonstrated leadership, qualifications, skills, including financial literacy, experience in the context of the needs of the Board, and other relevant factors.
Each year, the Board (via the Nominating and Corporate Governance Committee) conducts a rigorous evaluation to help determine whether the Board and its committees are functioning effectively. In 2023, this effort included the engagement of an independent third-party evaluation firm to augment the Board’s annual evaluation and succession planning processes. The self-evaluation process solicits input from individual directors and provides an opportunity for directors to identify areas for improvement. Improvement areas may include the need for new skills and experiences, which helps guide the Board’s direction for specific skills, attributes and experiences needed to effectuate the Company’s strategy.
The Board values diversity of talents, skills, abilities and experiences and believes Board diversity of all types provides significant benefits to the Company. Our Corporate Governance Guidelines state that directors will be selected in the context of assessing the Board’s needs at the time and with the objective of ensuring diversity in the background, experience, and viewpoints of Board members. To assist in promoting diversity, the Board actively seeks and includes women and minority candidates in the pool of nominees when selecting new director candidates. Please also see the “Director Skills and Experience Matrix” on page 13 and the “Board Diversity Matrix” on page 14 for additional information.
The Nominating and Corporate Governance Committee considers unsolicited inquiries and director candidates recommended by stockholders in the same manner as candidates from all other sources. Recommendations should be sent to the Corporate Secretary at 4646 E. Van Buren Street, Suite 400, Phoenix, Arizona 85008.

Stockholder Nominations
Stockholders may nominate a director candidate for potential election to the Board by following the procedures described in our Amended and Restated Bylaws. Deadlines for stockholder nominations for WillScot Mobile Mini’s 2025 annual meeting of stockholders are included in the “Stockholder Proposals and Director Nominations for the 2025 Annual Meeting” section on page 59.
Relevant Director Skills
The Board believes our directors and director nominees, as a whole, have the necessary experience and expertise, and each director possesses the particular attributes that qualify him or her to serve on our Board. The Board is committed to maintaining a diversity of skills, experience and attributes that would contribute to the Board’s overall effectiveness and oversight of management, with particular emphasis on the qualifications described below.

&	Leadership	Executive experience managing business operations of comparable scope and scale to the Company and related strategic planning allows Board members to effectively offer guidance on our Company’s complex operations.
8	Finance	Knowledge of or experience in accounting, financial reporting or auditing processes and standards is important to effectively oversee our Company’s financial position, results and accurate reporting, and to assess strategic objectives.
%	Industry	Experience in or with the industrial and business services industries, including modular space and portable storage products and services, allows Board members to evaluate our Company’s business model and strategies and the industry in which we compete.
6	Strategy	Knowledge of or experience in strategic combinations, expansions and operations is important to facilitate robust discussions of strategy, profitability and growth among our Board members and our Company’s management team.
O	Independence	Independence, under both the SEC regulations and Nasdaq listing standards, is a vital component of our governance practices.
:	Public Company	Knowledge of public company governance matters, policies and best practices assists the Board in considering and adopting applicable corporate governance practices, interacting with various stakeholders interested in these issues and understanding the impact of various policies on our Company.

Director Nominees
Director Nominee Biographies & Qualifications
The Board has nominated the following 9 individuals to stand for election for a one-year term expiring at the annual meeting of stockholders in 2025. If a nominee is unable to serve, the Board may identify a substitute nominee or nominees. If that occurs, all valid proxies will be voted for the election of the substitute nominee or nominees designated by the Board. Alternatively, the Board may determine to keep a vacancy open or reduce the size of the Board. The WSC Shares Owned listed below are as of March 31, 2024.

Mark S. Bartlett
Independent Director Since: 2017 Age: 73 WSC Shares Owned: 146,077
Key Skills & Qualifications
&    Leadership    O    Independence    %    Industry
6    Strategy    :    Public Company    8    Finance
The Board believes Mr. Bartlett’s risk and oversight, accounting and finance expertise, experience as a director of public and private companies, and knowledge of our Company and industry enables him to provide meaningful guidance to our Board.

Principal Occupation & Business Experience
Mr. Bartlett has served as a Director since 2017 including as a Director of WillScot Mobile Mini since the completion of the WillScot Mobile Mini merger. Mr. Bartlett spent his entire career with Ernst & Young LLP, serving in various executive roles before retiring as partner in 2012. He serves as Lead Independent Director of Zurn Elkay Water Solutions Corp., as a director and member of the Audit Committee at FTI Consulting, Inc., and director and Chair of the Audit Committee and member of the Executive Compensation and Management Development Committee of T. Rowe Price Group, Inc. Mr. Bartlett is a graduate of West Virginia University and a Certified Public Accountant.
Other Public Company Directorships in the Last 5 Years	Committees of the WillScot Mobile Mini Board of Directors
• FTI Consulting, Inc. • Zurn Elkay Water Solutions Corp. • T. Rowe Price Group, Inc.	Audit Committee - Chair Compensation Committee

Erika T. Davis
Independent Director Since: 2022 Age: 60 WSC Shares Owned: 9,836
Key Skills & Qualifications
&    Leadership    O    Independence
6    Strategy    :    Public Company
The Board believes Ms. Davis’ experience in Human Resources and various Operational and Administrative roles, as well as her leadership experience at large publicly traded companies in the areas of M&A integration, technology and customer-facing support, enables her to provide meaningful guidance to our Board.

Principal Occupation & Business Experience
Ms. Davis has served as Performance Food Group’s Executive Vice President & Chief Human Resources Officer since July 2019. Ms. Davis joined Performance Food Group after a 26-year career with Owens & Minor, a global healthcare services company. For nearly 20 of those years, she served in senior leadership roles including Chief Administrative Officer, Corporate Chief of Staff, and Senior Vice President for Administration & Operations and for Human Resources. Ms. Davis earned her undergraduate degree from the University of Richmond (VA) and holds a Master in Public Administration degree from the University of North Carolina at Chapel Hill.

Other Public Company Directorships in the Last 5 Years	Committees of the WillScot Mobile Mini Board of Directors
None	Compensation Committee

Gerard E. Holthaus
Independent Director Since: 2017 Age: 74 WSC Shares Owned: 402,294
Key Skills & Qualifications
&    Leadership    O    Independence    8    Finance
6    Strategy    :    Public Company    %    Industry
The Board believes Mr. Holthaus’ executive leadership in our industry, including various CFO and CEO roles, risk and oversight, M&A, accounting and finance, corporate governance expertise, experience as a director of public and private companies, and knowledge of our Company enable him to provide meaningful guidance to our Board.

Principal Occupation & Business Experience
Mr. Holthaus serves as the Lead Independent Director of WillScot Mobile Mini. He served as Non-Executive Chairman of WillScot until the completion of the WillScot Mobile Mini merger and is the former Non-Executive Chairman of Algeco Scotsman Global S.á.r.l. Mr. Holthaus has served in various executive leadership positions, including CEO, CFO and/or Chairman of various companies in our industry. Mr. Holthaus is Non-Executive Chairman of the Board of FTI Consulting and the Baltimore Life Companies. Mr. Holthaus is a graduate of Loyola University Maryland.
Other Public Company Directorships in the Last 5 Years	Committees of the WillScot Mobile Mini Board of Directors
• FTI Consulting, Inc. • NESCO Holdings (former)	Nominating & Corporate Governance Committee - Chair Audit Committee

Natalia Johnson
Independent Director Since: 2023 Age: 46 WSC Shares Owned: 3,463
Key Skills & Qualifications
&    Leadership    O    Independence
6    Strategy    %    Industry
The Board believes that Ms. Johnson’s leadership experience at large publicly-traded companies in the areas of digital and technological transformation, human capital, data science, risk management, and operational strategy enables her to provide meaningful guidance to our Board.

Principal Occupation & Business Experience
Ms. Johnson joined the Board in August 2023 following a vacancy created by the Board’s decision to expand the Board from eight (8) to nine (9) directors. Ms. Johnson has served as Chief Administrative Officer of Public Storage since August 2020, having previously served as Chief Human Resources Officer from July 2016 to August 2020. Prior to joining Public Storage, Ms. Johnson spent 13 years in several leadership roles at Bank of America, most recently as SVP, Chief Operating Officer - Mortgage Technology. Earlier in her career, she held various management roles for Coca-Cola and San Cristóbal Insurance in her home country of Argentina. She holds a Bachelor of Business Administration degree from Universidad Católica De Córdoba, Argentina.
Other Public Company Directorships in the Last 5 Years	Committees of the WillScot Mobile Mini Board of Directors
None	Audit Committee Compensation Committee

Erik Olsson
Independent Director Since: 2020 Age: 61 WSC Shares Owned: 1,324,840
Key Skills & Qualifications
&    Leadership    O    Independence    8    Finance
6    Strategy    :    Public Company    %    Industry
The Board believes Mr. Olsson’s extensive experience in our industry and adjacent businesses, global perspective, financial expertise, his leadership in M&A and related integration, forward-looking technology enablement, as well as his experience as a director and/or Chair of public companies, enable him to provide meaningful guidance to our Board.

Principal Occupation & Business Experience
Mr. Olsson became Mobile Mini’s Non-Executive Chairman of the Board on October 1, 2019, and has continued in this capacity for WillScot Mobile Mini since the completion of the WillScot Mobile Mini merger. Mr. Olsson previously served as CEO of Mobile Mini and as CFO, COO and CEO of RSC Equipment Rentals until its merger with United Rentals, Inc. He is Chairman of the board of Ritchie Brothers Auctioneers Incorporated and a member of the board of Dometic Group AB. Mr. Olsson also serves on the board of directors of St. Mary’s Food Bank Alliance. Mr. Olsson is a graduate of the University of Gothenburg, Sweden.
Other Public Company Directorships in the Last 5 Years	Committees of the WillScot Mobile Mini Board of Directors
• Dometic Group AB • RB Global, Inc. • Mobile Mini (until merger) • Pontem Corporation (former)

Rebecca L. Owen
Independent Director Since: 2021 Age: 62 WSC Shares Owned: 31,147
Key Skills & Qualifications
&    Leadership    O    Independence    8    Finance
6    Strategy    :    Public Company
The Board believes Ms. Owen’s depth of knowledge of the storage, real estate, construction and adjacent markets, governance expertise, finance, cybersecurity, risk and oversight experience, as well as her experience as a director of two public companies enable her to provide meaningful guidance to our Board.

Principal Occupation & Business Experience
Ms. Owen joined the WillScot Mobile Mini Board in November 2021. She serves as Chairman and founder of Battery Reef, LLC, a commercial real estate investment and management company. She has served in various leadership roles at Clark Enterprises, Inc., including as President and Chief Investment Officer of CEI Realty, Inc. and Chief Legal Officer of Clark Enterprises, Inc. Ms. Owen also serves on the board of Public Storage (NYSE: PSA). She previously served on WillScot’s board prior to the WillScot Mobile Mini merger as well as on the boards of Jernigan Capital, Inc. (formerly NYSE: JCAP) and Columbia Equity Trust, Inc. (formerly NYSE: COE). Ms. Owen also serves on the private boards of Carr Properties, a private office and residential REIT; The Feil Organization, a commercial real estate investment and management company; and the Real Estate Investment Advisory Committee of ASB Capital Management, LLC. Ms. Owen received a Juris Doctorate from University of Chicago Law School and a Bachelor of Arts in Economics from Hamilton College. Further, Ms. Owen has been certified in Cybersecurity Oversight by Carnegie Mellon University and in ESG Oversight by Global Competent Boards.
Other Public Company Directorships in the Last 5 Years	Committees of the WillScot Mobile Mini Board of Directors
• Public Storage • Jernigan Capital, Inc.(former)	Compensation Committee Nominating & Corporate Governance Committee

Jeff Sagansky
Independent Director Since: 2017 Age: 72 WSC Shares Owned: 2,495,905
Key Skills & Qualifications
&    Leadership    O    Independence    8    Finance
6    Strategy    :    Public Company
The Board believes Mr. Sagansky’s experience with mergers and acquisitions and capital markets, together with his experience as a senior executive and director of growth-oriented public and private companies, enables him to provide meaningful guidance to our Board.

Principal Occupation & Business Experience
Mr. Sagansky has served as a Director since November 2017 including as a Director of WillScot Mobile Mini since the completion of the WillScot Mobile Mini merger. Mr. Sagansky has served in various leadership positions with Paxson Communications, Sony Pictures, CBS Entertainment, and Tristar Pictures, to name a few. He was Chairman and CEO of Diamond Platinum Eagle Acquisition Corp., when the company effected a three-way merger with Draft Kings and SB Tech. Mr. Sagansky served as Chairman and CEO of Platinum Eagle Acquisition Corp. and as a director for several other publicly traded companies. He is a graduate of Harvard University.
Other Public Company Directorships in the Last 5 Years	Committees of the WillScot Mobile Mini Board of Directors
• Sharecare, Inc.
• Screaming Eagle Acquisition Corp.
• Target Hospitality Corp.
• Diamond Eagle Acquisition Corp.(former)
• Platinum Eagle Acquisition Corp.(former)
• Global Eagle Entertainment Inc. (former)
• Falcon Capital Acquisition Corp. (former)
Compensation Committee - Chair Nominating & Corporate Governance Committee
Bradley L. Soultz
Non-Independent Director Since: 2017 Age: 54 WSC Shares Owned: 1,169,739
Key Skills & Qualifications
&    Leadership    %    Industry
6    Strategy    8    Finance
The Board believes Mr. Soultz’s insight into our Company and industry from his role as our CEO, together with his leadership and business experience with multinational companies focused on “lean” practices and processes, enables him to provide meaningful guidance to our Board.

Principal Occupation & Business Experience
Mr. Soultz is CEO of WillScot Mobile Mini and served as President and CEO of WillScot prior to the WillScot Mobile Mini merger. Prior to becoming WillScot’s President and CEO in November 2017, he served as President and CEO of Williams Scotsman International Inc. (“WSII”). He was responsible for the strategic and operational aspects of WSII’s North American business and for helping the Company transition to a publicly traded company. Before joining WSII, Mr. Soultz was the Chief Commercial and Strategy Officer of Novelis Inc., the world leader in aluminum rolling and recycling. He previously held various leadership roles with Novelis and Cummins in Europe and North America. Mr. Soultz is a graduate of Purdue University.

Other Public Company Directorships in the Last 5 Years	Committees of the WillScot Mobile Mini Board of Directors
None

Michael W. Upchurch
Independent Director Since: 2020 Age: 63 WSC Shares Owned: 36,541
Key Skills & Qualifications
&    Leadership    O    Independence
6    Strategy    8    Finance
The Board believes Mr. Upchurch's leadership experience in business, management operations and finance, including his 15-year tenure as CFO, as well as his 34 years of leadership experience with publicly traded companies, including guiding large M&A transactions and navigating the related regulatory and integration regimes enables him to provide meaningful guidance to our Board.

Principal Occupation & Business Experience
Mr. Upchurch served as a Director of Mobile Mini beginning in February 2019 and has continued as a Director of WillScot Mobile Mini. He served as Executive Vice President and Chief Financial Officer for Kansas City Southern (“KCS”), a transportation holding company that has railroad investments in the U.S., Mexico and Panama linking the commercial and industrial centers of North America, prior to retiring in April 2023. Mr. Upchurch served as Chief Financial Officer at KCS since October 2008, having joined KCS in March 2008. Prior to KCS, Mr. Upchurch held various positions at Sprint, most recently as senior vice president – financial operations. He began his career as an accountant with Price Waterhouse. Mr. Upchurch is a certified public accountant and has a B.S. degree in Business Administration from Kansas State University.

Other Public Company Directorships in the Last 5 Years	Committees of the WillScot Mobile Mini Board of Directors
• Mobile Mini, Inc. (until merger)	Audit Committee Nominating & Corporate Governance Committee
Majority Voting for Director Elections
Our Bylaws have a majority vote standard for the election of directors. In an uncontested election, the number of votes cast favoring each director nominee’s election must exceed the number of votes cast against that nominee’s election for stockholders to elect the nominee.
If an incumbent director is not elected, the director nonetheless would remain in office until their successor is elected. As a result, our Bylaws require such incumbent director to tender their resignation to the Chairman of the Board within five days following certification of the stockholder vote. The Nominating and Corporate Governance Committee will consider the resignation and, within 45 days following the date after the meeting at which the election took place, recommend to the Board whether the Board should accept the tendered resignation or reject it based on all relevant factors. The Board must act on that recommendation no later than 90 days after the meeting at which the election took place. The Board’s decision, including a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the resignation, will be disclosed in a Current Report on Form 8-K filed with the SEC. Abstentions and broker non-votes will not have an impact on the election of directors.
Director Meeting Attendance
Board and Committee Meetings
Directors are expected to participate in all meetings of the Board and each committee on which he or she serves. In 2023, the Board held 5 meetings, the Audit Committee held 4 meetings, the Compensation Committee held 4 meetings, and the Nominating and Corporate Governance Committee held 4 meetings. During 2023, each then-current director attended 100% of the meetings held by the Board, except for Ms. Sara Dial and Mr. Jeffrey Goble, who missed one meeting in May and both of whom did not stand for re-election as directors at our 2023 annual stockholders meeting.
Other Meetings
Our independent directors meet in closed (executive) sessions, without the presence of management. All committee meetings are open to all Board members to attend, review materials and comment on key issues, with voting limited to committee members.
Directors are expected to attend our annual stockholders’ meetings. Each of our directors who was a director of WillScot at the time of our 2023 annual stockholders meeting attended the meeting.
Committees of the Board of Directors
Committee Membership
The Board, upon recommendation from the Nominating and Corporate Governance Committee, reviews and determines the composition of the committees and appoints the Committee Chairs. Through periodic committee refreshment, we balance the benefits derived from continuity and depth of experience with those gained from fresh, diverse perspectives and enriching our directors’ understanding of different aspects of our business. In 2023, there were changes in membership for all three committees. Ms. Johnson was appointed to the Audit Committee and the Compensation Committee, and Mr. Upchurch was appointed to the Nominating and Corporate Governance Committee, effective in November 2023. Further, Sara R. Dial (Nominating and Corporate Governance Committee), Jeffrey Goble (Compensation Committee and the Nominating and Corporate Governance Committee) and Kimberly J. McWaters (Audit Committee) did not stand for re-election as directors at the 2023 annual meeting, so they are no longer members of the committees on which they served. Each standing committee of the Board is currently composed of independent directors. In addition, each committee operates under a written charter. The committee charters are reviewed annually, and more frequently as necessary, to address any new rules or best practices relating to the responsibilities of the applicable committee, or changes to such rules and best practices. The applicable committee recommends changes to its own charter and submits such recommended changes to the Nominating and Corporate Governance Committee, which recommends action by the Board. All charter amendments are submitted to the Board for approval.
A copy of each committee charter is available on our corporate website at http://www.willscotmobilemini.com/corporate-governance/committee-composition.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Mark Bartlett *,**	Jeff Sagansky*	Gerard E. Holthaus *
Gerard E. Holthaus **	Mark Bartlett	Rebecca L. Owen
Natalia Johnson	Erika T. Davis	Jeff Sagansky
Michael W. Upchurch **	Natalia Johnson	Michael W. Upchurch
Rebecca L. Owen

*Committee Chair **Audit Committee Financial Expert
Audit Committee
The Board has determined that each Audit Committee member is independent and otherwise qualifies as an Audit Committee member pursuant to applicable rules of the SEC and Nasdaq. The Board has determined that Mark S. Bartlett, Gerard E. Holthaus and Michael W. Upchurch each qualifies as an “audit committee financial expert” within the meaning stipulated by the SEC, based upon the education and experience described in their biography.
The Audit Committee’s primary responsibilities are to monitor: (i) the integrity of our financial statements and accounting and financial reporting processes; (ii) our compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications, performance, and independence; (iv) the performance of our internal audit and disclosure controls functions; (v) our risk management framework, and (vi) our policies and processes related to cybersecurity and data-protection threats.
In discharging these responsibilities, the Audit Committee, among other things: (i) selects, oversees, and retains our independent auditor; (ii) reviews and discusses the scope of the annual audit and written communications by our independent auditor to the Audit Committee and management; (iii) oversees our financial reporting activities, including the annual audit and the accounting standards and principles we follow; (iv) approves audit and non-audit services by our independent auditor and applicable fees; (v) reviews and discusses our periodic reports filed with the SEC; (vi) reviews and discusses our earnings press releases and communications; (vii) oversees our internal audit activities; (viii) oversees our disclosure controls and procedures and reviews our internal controls over financial reporting; (ix) monitors, reviews and discusses the Company’s risk management framework, consisting of a variety of potential risks such as cybersecurity, privacy, and ESG; (x) periodically reviews our policies and processes related to cybersecurity and data-protection threats, including assessment, identification and management of material risks, mitigation strategy, governance and incident reporting, and coordinates with the Board and management, as applicable, to provide oversight over the preparation of relevant disclosures, including those required by the new SEC cybersecurity rules; (xi) oversees the administration of our Code of Business Conduct and Ethics and other ethics policies; (xii) oversees and periodically reviews and edits our Whistleblower Policy; (xiii) reviews, discusses, and approves insider and affiliated person transactions; (xiv) administers the policy with respect to the hiring of former employees of our independent auditor; and (xv) with respect to all of the foregoing responsibilities, interfaces with management, the independent auditor, the internal audit department, and any other parties to discuss, review, and execute such responsibilities. In addition, the Audit Committee performs an annual self-evaluation, reviews its charter and recommends changes to the Nominating and Corporate Governance Committee for submission to the Board for approval, and prepares the Audit Committee report required to be included in our annual proxy statement.
Compensation Committee
The Board has determined that all current Compensation Committee members are non-employee directors and qualify as independent directors. In considering whether a member of the Board is qualified to serve on the Committee, the Board considers all factors specifically relevant to determining whether a director has a relationship to the Company that is material to that director's ability to be independent from management in connection with the duties of a Compensation Committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory, or other compensatory fee paid by the Company to such director; and (ii) whether such director is affiliated with the Company, a subsidiary of the Company, or an affiliate of a subsidiary of the Company (affiliate status is defined generally as having control of, or being controlled by, another person).
The Compensation Committee and the Board solicit recommendations from our CEO and other officers regarding compensation matters, including the compensation of NEOs and key employees other than our CEO. They assist the Compensation Committee by providing information such as financial results, short-term and long-term business and financial plans, strategic objectives, and talent development and succession planning as well as their views on elements of our compensation program and compensation levels. Our CEO attended all of the Compensation Committee meetings held in 2023, although he did not participate in any portion of the meetings related to his compensation and performance. Only members of the Compensation Committee vote on matters before that committee. The primary responsibilities of the Compensation Committee include: (i) reviewing director compensation and recommending changes to the Board for approval; (ii) reviewing and approving our CEO’s compensation; (iii) reviewing the compensation of other NEOs; (iv) administering our NEO compensation plans, as well as any equity-based compensation plans and any other compensation arrangements, including approving awards thereunder, to the extent such plans and arrangements affect NEOs; (v) overseeing objective performance goals, individual award levels, and operative and subjective performance measures, and overseeing all aspects of NEO incentive compensation; (vi) reviewing and approving any employment agreements, severance arrangements, change in control agreements and severance protection plans, and other contracts, arrangements, or provisions affecting NEOs; (vii) reviewing the compensation disclosures in the annual proxy statement and Annual Report on Form 10-K filed with the SEC and discussing the disclosures with management; (viii) facilitating the annual performance review of the CEO, which is led by the Chairman and incorporates feedback from the entire Board; (ix) performing an annual self-evaluation; (x) reviewing its charter and recommending changes to the Nominating and Corporate Governance Committee for submission to the Board for approval; (xi) submitting all equity-based compensation plans, NEO compensation plans, and material revisions to such plans to a vote of the Board, and to a vote of stockholders if required; (xii) preparing the Compensation Committee report required to be included in our annual proxy statement; (xiii) administering the

Company’s Compensation Recoupment Policy and any similar compensation recoupment or clawback policy; (xiv) overseeing of the Company’s diversity and inclusion and human capital initiatives; and (xv) overseeing the biannual review of pay equity for the Company.
Compensation Consultant
Under its charter, the Compensation Committee is authorized to select, retain, and direct the activities, and terminate the services, of compensation advisors, as well as approve fees and expenses of such advisors. The Compensation Committee retained Pay Governance, LLC (“Pay Governance”) as its independent compensation consultant in October 2021. The Compensation Committee periodically evaluates Pay Governance’s independence from management, taking into consideration all relevant factors, including the independence factors specified in SEC regulations and Nasdaq listing rules.
In 2023, Pay Governance advised the Compensation Committee on all NEO and director compensation matters. No services were provided by any company (Pay Governance, nor our Company) to the others during 2023, other than the advisory services provided by Pay Governance to the Compensation Committee. The Compensation Committee has considered all factors relevant to Pay Governance’s independence from management under SEC and Nasdaq rules and has concluded that Pay Governance’s work did not raise any conflicts of interest.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee serves as, or has in the prior three years served as, one of our officers or employees at any time. None of our NEOs serves as, or in the prior three years has served as, a member of the board or compensation committee of any other company that has an executive officer serving as a member of our Board or the Compensation Committee.
Nominating and Corporate Governance Committee
The Board has determined that all Nominating and Corporate Governance Committee members are non-employee directors and qualify as independent directors.
The primary responsibilities of the Nominating and Corporate Governance Committee include: (i) identifying and qualifying the annual slate of directors for nomination by the Board; (ii) assessing the independence of our directors; (iii) identifying and qualifying the candidates for Chairman of the Board and for membership and chairmanship of the committees for appointment by the Board and additionally considering the rotation of members of the committees and chairs of the committees; (iv) considering, from time to time, and at least once annually, the operations of the committees, including accepting input from the committees with respect to the responsibilities and organization of such committees and proposing changes to the Board; (v) identifying and qualifying candidates to fill vacancies occurring between annual meetings of stockholders for election by the Board; (vi) monitoring compliance with, considering and reviewing proposed changes to, and periodically assessing the effectiveness of, our Corporate Governance Guidelines, the committee charters, and other policies and practices relating to corporate governance, including, as applicable, for submission to the Board for approval; (vii) monitoring and reviewing responses to stockholder communications with non-management directors together with the Chairman of the Board; (viii) overseeing the process for director education and Board and committee self-evaluations; (ix) overseeing the process relating to succession planning for our CEO; (x) reviewing its charter and recommending changes to the Board for approval; (xi) performing an annual self-evaluation; and (xii) overseeing the Company’s public policy and ESG strategy and initiatives.
As part of the Company’s commitment to increasing director diversity, in 2021, the Board appointed Rebecca Owen as a director, in 2022, it appointed Erika Davis as a director, and in 2023, it appointed Natalia Johnson as a director. All three appointees bring, among other experiences, significant end market knowledge, mergers and acquisition integration expertise and data science and technology expertise, respectively.
Enterprise Risk Management
Throughout the year, the Board, through and in cooperation with its relevant committees and management, also receives reports and acts upon various enterprise risk management issues and dedicates a portion of the Board’s meetings to reviewing and discussing specific risk topics in greater detail. With regard to cybersecurity specifically, the Board receives cybersecurity updates regarding cybersecurity events and threats, the status of our ongoing cybersecurity programs, and planned initiatives designed to continue to enhance our cybersecurity practices. Further, the Board coordinates with the Audit Committee and management, as applicable, to ensure compliance with all applicable disclosure obligations related to cybersecurity threats and incidents, including the Board’s oversight thereof and management’s responsibilities to assess, monitor and manage such threats and incidents. The Company has increased its cybersecurity efforts by: (i) enhancing employee training; (ii) partnering with leading cybersecurity solution providers to protect data, including sensitive and client data; and (iii) engaging third parties to conduct reviews of the Company’s cybersecurity framework and controls environment.

Director Compensation
Our director compensation program is designed to compensate non-executive directors fairly for their service and to align their interests with the long-term interests of our stockholders. Every other year, the Compensation Committee reviews the compensation level of our non-executive directors and makes recommendations to the Board. In 2022, the Committee engaged independent compensation consultant Pay Governance to evaluate the compensation program relative to the director compensation programs of our executive compensation peer group. Pay Governance found that our non-executive director annual retainer was below the peer group median, while other elements of pay (e.g., committee membership, and Board and committee leadership) are generally positioned between the 50th and 75th percentiles. Pay Governance advised that they expect increases in director pay, at median, of 3% to 5% for companies looking to maintain their competitive positioning. As a result, for 2023, Pay Governance recommended, and the Nominating and Corporate Governance Committee concurred and approved, an increase in our annual retainer to position our compensation at the 50th percentile of our peer group. In 2023, the annual compensation package for non-executive directors consisted of the following.

2023-Type of Fee	Amount ($)
Retainers
Non-Executive Chair Cash	$150,000
Non-Executive Chair Restricted Stock (one year vesting)	$185,000
Lead Independent Director Cash	$105,000
Lead Independent Director Stock (one year vesting)	$150,000
All Other Non-Executive Directors Cash	$80,000
All Other Non-Executive Directors Restricted Stock (one year vesting)	$150,000

Committee Chair / Member Cash Stipend
Audit Committee	$30,000 / 10,000
Compensation Committee	$22,500 / 7,500
Nominating and Corporate Governance Committee	$15,000 / 6,000
Meeting fees	―
2023 Non-Employee Director Compensation Table
The table below summarizes the compensation paid to our non-employee directors for the year ended December 31, 2023. Mr. Soultz is a member of the Board but does not receive any additional compensation for services provided as a director.

Director Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Mark S. Bartlett	$117,500	$150,000	$267,500
Sara R. Dial(3)	―	―	―
Jeffrey S. Goble(3)	―	―	―
Gerard E. Holthaus	$130,000	$150,000	$280,000
Natalia Johnson(4)	$60,000	$150,000	$210,000
Kimberly J. McWaters(3)	―	―	―
Erik Olsson	$150,000	$185,000	$335,000
Rebecca L. Owen	$86,000	$150,000	$236,000
Jeff Sagansky	$108,500	$150,000	$258,500
Michael W. Upchurch	$90,000	$150,000	$240,000
Erika T. Davis	$87,500	$150,000	$237,500

(1) The amounts in this column represent annual cash retainers and fees paid during 2023.
(2) The amounts reflected in this column represent the aggregate grant date fair value of the restricted stock awards computed in accordance with Accounting Standards Codification Topic 718 (“ASC 718”). The grant date fair value of the stock awards under ASC 718 is calculated based on the number of shares of our Common Stock underlying the award, multiplied by the closing price of a share of our Common Stock on the date of grant. Furthermore, non-employee directors must retain their equity grants for 12 months before their equity grants will vest.
(3) Ms. Dial, Mr. Goble and Ms. McWaters ceased serving on the Board at the conclusion of the 2023 annual meeting.
(4) Ms. Johnson was appointed to the Board in August 2023.

The aggregate number of shares of restricted stock issued as director compensation that were outstanding and unvested as of December 31, 2023 held by each non-employee director (in their capacity as non-employee directors) was as follows:

Director	Number of Shares of Restricted Stock Unvested as of December 31, 2023
Mark S. Bartlett	3,523
Erika T. Davis	3,523
Gerard E. Holthaus	3,523
Natalia Johnson	3,463
Erik Olsson	4,345
Rebecca L. Owen	3,523
Jeff Sagansky	3,523
Michael W. Upchurch	3,523

Board Election & Leadership Structure
In an uncontested election, directors are elected by a majority of the votes cast. If an incumbent director does not receive a greater number of votes “for” their election than votes “against” such director’s election, then such director must tender their resignation to the Chairman of the Board and the Board will consider such resignation following receipt of the recommendation of the Nominating and Corporate Governance Committee.
The Chairman of the Board is a non-employee director. The Nominating and Corporate Governance Committee and the Board believe that this leadership structure is the most appropriate one for the Company at this time, as it allows our CEO to focus on the day-to-day management of the business and on executing our strategic priorities, while allowing the Chairman to focus on leading the Board, providing its advice and counsel to the CEO, and facilitating the Board’s independent oversight of management. During 2022, the Board determined that the Chairman of the Board is independent under applicable NASDAQ and SEC rules.
The Board’s Role in Risk Oversight
The entire Board has a key oversight role for the Company’s Enterprise Risk Management (“ERM”) program. In particular, the Board is responsible for aggregating, monitoring, measuring and managing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. The Board administers its oversight of strategic risks directly as well as through the committees of Board. The Audit Committee, in addition to overseeing financial reporting and control risks, is responsible for monitoring the Company’s risk management framework. The Board’s other committees also assist the oversight function of the Board by addressing risks related to the relevant committee’s particular area of concentration. For example, the Compensation Committee oversees risks related to our executive compensation plans and arrangements, and the Nominating and Corporate Governance Committee oversees risks associated with the independence of the Board. Each committee interfaces with the Board with respect to any risks it identifies, within its set of designated responsibilities, as appropriate, including at meetings of the Board. The Board considers each committee’s assessments, as applicable, and incorporates the insight provided by the assessments of the committees into its overall risk management analysis. Regarding the Audit Committee’s oversight of cybersecurity, the Board also relies on the advice of outside cybersecurity consultants. Further, director Rebecca Owen has been certified in Cybersecurity Oversight by Carnegie Mellon University.
The ERM approach enables the Board to align with senior management on the effectiveness of the Company’s risk management practices. The Company has established a risk committee which is responsible for identifying, prioritizing and managing the Company’s risk exposure. The risk committee meets at least quarterly to oversee the implementation of our ERM program and reports regularly to the Board. This process also includes an evaluation of the Company’s preparedness to respond to a risk if realized. The risk committee is chaired by the CEO and includes senior leadership from all relevant functional departments. The CEO is the only member of the Board on the risk committee.
Duties & Responsibilities of Chairman
•Presides at and leads all meetings of the Board, including separate sessions with only non-executive directors
•Encourages and facilitates active participation of all directors and serves as a liaison between the non-executive directors and our CEO
•Leads the Board’s stockholder outreach and engagement strategy
•Approves Board meeting materials for distribution and Board meeting schedules and agendas
•Has the authority to call meetings of the directors
•Leads the Board’s annual evaluation of our CEO
•Monitors and coordinates with management on corporate governance issues and developments
The Chairman may also delegate his authority to the Lead Independent Director.
Duties & Responsibilities of Lead Independent Director and Nominating and Corporate Governance Committee Chair
The Nominating and Corporate Governance Committee Chair, who also serves as our Lead Independent Director, is required, from time to time, to: (i) coordinate with the Chairman of the Board and Chief Executive Officer in establishing the agenda and topic items for Board meetings; (ii) retain independent advisors on behalf of the Board as the Board may determine is necessary or appropriate; (iii) oversee the annual Board evaluation process, including the engagement of third-party advisors; and (iv) perform such other functions as required. In the absence of the Chairman of the Board, our Lead Independent Director takes on the responsibilities and duties of the Chairman of the Board.

Non-Employee Director Stock Ownership Guidelines
We maintain stock ownership guidelines for our non-employee directors with a target ownership level of five times the cash portion of the standard annual retainer, excluding chair and meeting fees. Non-employee directors are expected to meet their target ownership level by the later of the fifth anniversary of their appointment or November 1, 2028, which is the fifth anniversary of the effective date of the guidelines. Non-employee directors who have not achieved their target ownership level by the applicable deadline will be expected to retain all of their equity retainers, net of a number of shares sufficient to cover any taxes due on such retainers, until the target ownership level is met. Once a non-employee director has met the target ownership level, the director will be deemed thereafter to have satisfied the target ownership level until such time as the director disposes of any shares, after which compliance will be re-measured. The guidelines also provide guidance for calculating ownership levels. As of the date of this Proxy Statement, all of our non-employee directors either had met the target ownership level or have the opportunity to meet the target ownership level within the prescribed period. We have also adopted stock ownership guidelines for our NEOs as described below.
Prohibition Against Hedging and Pledging
We maintain a policy under which our directors, NEOs and other employees are prohibited from engaging in hedging or monetization transactions. The policy prohibits the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds to accomplish hedging or monetization transactions, and it applies to equity securities granted as compensation as well as to equity securities otherwise held our non-employee directors and employees. In addition, our Directors and NEOs, and other employees are prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral for loans except as may be approved by the Board.
Corporate Governance Guidelines
Our Board has adopted Corporate Governance Guidelines that reflect its commitment to oversee the effectiveness of policy and decision-making at the Board and management level, with a view to enhancing stockholder value over the long-term. Our Corporate Governance Guidelines are available online at http://www.willscotmobilemini.com/corporate-governance/governance-overview.
Codes of Business Conduct & Ethics
Our Board has adopted a Code of Business Conduct and Ethics (“Code of Business Conduct”), which applies to our directors, officers and employees, and a Code of Ethics for the Chief Executive Officer and Senior Financial Officers (“Code of Ethics”), which supplements our Code of Business Conduct and applies to our CEO, principal financial officer, principal accounting officer and controller. Copies of the Code of Business Conduct and the Code of Ethics are available online at http://www.willscotmobilemini.com/corporate-governance/governance-overview. If the Board grants a waiver under our Code of Business Conduct to any director, executive officer or senior financial officer, or we make any substantive amendment to the Code of Ethics or grant any waiver thereunder to a covered officer, we will promptly disclose the nature of the applicable waiver or amendment on our website.
Board Evaluation Process
Our Board continually seeks to improve the skill set and diversity of its members. Each year, the Board conducts a rigorous annual evaluation to help determine whether the Board and its committees are functioning effectively. The Nominating and Corporate Governance Committee oversees this process. The self-evaluation process solicits input from the directors regarding the performance and effectiveness of the Board, the committees and the individual directors, and provides an opportunity for directors to identify areas for improvement. The Nominating and Corporate Governance Committee reviews the results and feedback from the self-evaluation process and makes recommendations for improvements, as appropriate. Our annual evaluation process allows the Board to assess its performance and practices and identify areas for improvement. Additionally, our Lead Independent Director has regular one-on-one discussions with our Board members and conveys their feedback on an ongoing basis to our Chairman. Further, the Board, every third or fourth year, engages an independent third-party evaluation firm. In late 2022, this effort included the engagement of Spencer Stuart to augment the Board’s annual evaluation and succession planning processes in 2023. The Board continues to seek diverse candidates with unique skill sets to help us further enhance stockholder value creation and support a continuation of our robust growth trajectory for the next five years. We believe that this continuous feedback cycle, along with our formal annual evaluation process, contributes to the overall functioning and ongoing effectiveness of our Board.
The findings of the review identified the Board overall as performing well, providing accountable oversight, and demonstrating a commitment to best practices. The Spencer Stuart review found that the Board has delivered oversight of all critically important business areas and demonstrated its capacity to make changes in the best interest of stockholders. This report also identified areas that can be developed further to elevate the Board’s performance, including planning for Board and management succession and development, optimizing the Board’s leadership model, and deepening the Board’s strategic oversight.
Director Independence
Nasdaq listing rules require a majority of our Board to be independent. An “independent director” is defined generally as a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship which, in the opinion of the Company’s Board of Directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.
Our Board annually makes an affirmative determination regarding the independence of each director based upon the recommendation of the Nominating and Corporate Governance Committee and pursuant to the standards in our Corporate Governance Guidelines. Applying these standards, the Board has affirmatively determined that Messrs. Bartlett, Holthaus, Olsson, Sagansky, and Upchurch, and Mmes. Davis, Johnson, and Owen are “independent directors”. The Board has determined that Mr. Soultz is not an “independent director” due to his role as CEO of the Company. The Board determined that Erik Olsson (Chairman of the Board) is an independent director under applicable NASDAQ and SEC rules on the basis that his prior employment was with Mobile Mini prior to our merger, and that employment ceased three and one-half years ago. Furthermore, the size, scale and scope of the Company’s business have significantly changed since Mr. Olsson led Mobile Mini. Additionally, the board membership of the Company and the executive leadership’s members and structure is such that Mr. Olsson is not in a position to create a conflict of interest among himself and prior Mobile Mini leadership and the present management of the Company.
In making these determinations, the Board considered the following factors, among others: (i) the ownership positions and contractual arrangements of our Board members and their affiliates with our Company; (ii) the corporate governance and other policies adopted by the Board to help avoid conflicts and potential conflicts of interest; (iii) the contractual arrangements and annual payments between our Company and other companies upon which our directors also serve as directors; and, (iv) the alignment of the long-term interests of the stockholders that appointed our Board members with the long-term interests of our other stockholders.
Communication with the Board
Stockholders, employees and other interested parties may communicate with any of our directors, our Board as a group, our independent directors as a group or any Board committee as a group by sending such communications to the Corporate Secretary to be forwarded to the Chair of the Board. The Corporate Secretary may respond directly or redirect any such communication to another department of the Company for an appropriate response if, in the discretion of the Corporate Secretary, such a direct response is more appropriate. The Corporate Secretary may also ignore any communication that he or she determines to be of a commercial or frivolous nature or otherwise inappropriate for Board consideration.

PROPOSAL 2 – RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal Snapshot
What Am I Voting On?
The Board seeks an indication from stockholders of their approval or disapproval of the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024.
Voting Recommendation: FOR the ratification of our independent registered public accounting firm.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm, Ernst & Young LLP (“EY”). The Audit Committee believes the retention of EY to serve as the Company’s independent registered public accounting firm for 2024 is in the best interests of the Company and its stockholders, and recommends the same. If the appointment of EY is not ratified by our stockholders, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm.
EY representatives will be present at the annual meeting and will have the opportunity to make a statement and respond to questions.
Audit Fees & Approval Process
The Audit Committee pre-approves all audit and non-audit services to be performed by the independent registered public accounting firm in compliance with the Sarbanes-Oxley Act and the SEC rules regarding auditor independence. These services may include audit services, audit-related services, tax services and all other services. Proposed services may either be pre-approved without consideration of specific case-by-case services by the Audit Committee or require the specific pre-approval of the Audit Committee. Unless a type of service has received general pre-approval, it will require specific pre-approval if it is to be provided by EY. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval.
Pre-approval fee levels or budgeted amounts for all services to be provided by EY are established annually by the Audit Committee. Any proposed services exceeding these levels or amounts require specific pre-approval by the Audit Committee. The Audit Committee may delegate either type of approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee has delegated to its Chair the authority to pre-approve any permissible non-audit services with a fee of $50,000 or less.
In 2023, all of the services were approved by our Audit Committee or, if applicable, the Committee Chair.
Independent Registered Public Accounting Firm Fee Information
Fees for professional services provided by our independent registered public accounting firm, EY, included the following:

	2023	2022
Audit(1)	$3,518,090	$3,671,492
Audit-Related	$—	$—
Tax Compliance(2)	$—	$—
Tax Planning(3)	$231,581	$159,873
All Other	$—	$—

(1) Audit fees include, without limitation, fees billed for professional services rendered for the audit of annual financial statements, including certain required statutory audits; support of acquisitions and divestitures accounting, and ongoing M&A activity; the review of interim financial statements; and comfort letters and consents.
(2) Tax compliance fees include, without limitation, fees billed for tax services rendered for the review of tax returns.
(3) Tax planning fees include, without limitation, fees billed for tax services rendered for routine tax advisory services.

The affirmative vote of the holders of a majority of the voting power of the outstanding shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote on the matter is required to ratify our independent registered public accounting firm. Abstentions will have the same effect as votes against the proposal and broker non-votes will have no effect on the proposal.
The Board of Directors Unanimously Recommends That You Vote FOR Proposal 2.

AUDIT COMMITTEE REPORT
The Audit Committee is composed of four directors, all of whom meet the independence standards of the Nasdaq, SEC and our Corporate Governance Guidelines, and operates under a written charter adopted by the Board.
Management is responsible for the Company’s internal controls and the financial reporting process. EY, acting as our independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with standards established by the Public Company Accounting Oversight Board (“PCAOB”). Management concluded that no material weakness existed in our internal controls over financial reporting in the past two fiscal years. The Audit Committee has discussed with the Company’s independent registered public accounting firm the overall scope and execution of the independent audit and has reviewed and discussed the audited financial statements with management. The Audit Committee also discussed with the independent registered public accounting firm other matters required by PCAOB auditing standards and SEC requirements.
The independent registered public accounting firm provided to the Audit Committee the written communications required by applicable standards of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed the independent registered public accounting firm’s independence with management and the independent registered public accounting firm. The Audit Committee also considered whether the provision of other non-audit services by the Company’s independent registered public accounting firm to the Company is compatible with maintaining independence.
The Audit Committee concluded that the independent registered public accounting firm’s independence had not been impaired.
Based on the reviews and discussion referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s 2023 Annual Report on Form 10-K.
By the members of the Audit Committee as of February 21, 2024, consisting of:

Audit Committee
Mark S. Bartlett (Chair)
Gerard E. Holthaus
Natalia Johnson
Michael W. Upchurch

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 3 – ADVISORY (NON-BINDING) VOTE REGARDING EXECUTIVE COMPENSATION (SAY-ON-PAY)

Proposal Snapshot
What Am I Voting On?
The Board seeks an indication from stockholders of their approval or disapproval of the compensation of our named executive officers.
Voting Recommendation: FOR the approval, on an advisory basis, of the compensation of our named executive officers.

As required under Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers as disclosed in this Proxy Statement.
Prior to submitting your vote, we encourage you to read our CD&A and the accompanying executive compensation tables and narrative disclosures, which describe in detail our executive compensation program and decisions made by our Compensation Committee for 2023. We believe that our long-term success depends on our ability to attract, motivate, focus and retain highly talented individuals who are committed to our vision, strategy, and corporate culture. To that end, we designed our executive compensation program to link our executives’ pay to our Company’s annual and long-term performance, and to successful execution of our business strategies. We also use our executive compensation program to encourage high-performing executives to remain with us over the course of their careers.
This vote is advisory only, and our named executive officers’ compensation is not conditional on it. The vote will not be binding upon the Board or the Compensation Committee, and neither the Board nor the Compensation Committee will be required to take any action (or refrain from taking any action) as a result of the outcome of the vote on this proposal.
We believe that the information provided in this Proxy Statement demonstrates our commitment and the commitment of our Compensation Committee to our pay-for-performance philosophy. The Board recommends that you approve the compensation of our named executive officers as described in this Proxy Statement by approving the following, non-binding, resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as described pursuant to the rules of the Securities and Exchange Commission (the “SEC”), including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement.”
The affirmative vote of the holders of a majority of the voting power of the outstanding shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote on the matter is required to provide advisory approval of the compensation paid to our named executive officers as described in this Proxy Statement. Abstentions will have the same effect as votes against the proposal and broker non-votes will have no effect on the proposal.
The Board of Directors Unanimously Recommends That You Vote FOR Proposal 3.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis, or "CD&A," section describes the material elements of our executive officer compensation program and policies for 2023, and the principles and objectives of our decisions with respect to 2023 compensation for our named executive officers.
Executive Officers Covered by this Compensation Discussion and Analysis
In this CD&A, we provide information regarding our compensation policies and decisions relating to our Chief Executive Officer (“CEO”), President and Chief Financial Officer (“CFO”), Executive Vice President – Chief Legal & Compliance Officer & ESG (“CLO”), Executive Vice President – Chief Human Resources Officer (“CHRO”), Executive Vice President – Chief Information Officer (“CIO”) and Senior Vice President – Chief Accounting Officer (“CAO”). We refer to these executive officers as our “named executive officers” (“NEOs”). We intend this CD&A to provide information regarding, among other things, the overall objectives of our compensation program and each element of compensation that we provided to the NEOs.
The named executive officers for 2023 and their titles are listed in the following table:

Name	Age	Title
Bradley L. Soultz	54	Chief Executive Officer (CEO)
Timothy D. Boswell	45	President and Chief Financial Officer (CFO)
Hezron T. Lopez	52	Executive Vice President – Chief Legal & Compliance Officer & ESG (CLO)
Felicia K. Gorcyca	45	Executive Vice President – Chief Human Resources Officer (CHRO)
Graeme Parkes	51	Executive Vice President – Chief Information Officer (CIO)
Sally J. Shanks	47	Senior Vice President – Chief Accounting Officer (CAO)

Executive Officer Biographies
Bradley L. Soultz Mr. Soultz is CEO of WillScot Mobile Mini and served as President and CEO of WillScot prior to the WillScot Mobile Mini merger. Prior to becoming WillScot’s President and CEO in November of 2017, he served as President and CEO of Williams Scotsman International Inc. (“WSII”). He was responsible for the strategic and operational aspects of WSII’s North American business and for helping the Company transition to a publicly traded company. Before joining WSII, Mr. Soultz was the Chief Commercial and Strategy Officer of Novelis Inc., the world leader in aluminum rolling and recycling. He previously held various leadership roles with Novelis and Cummins in Europe and North America. Mr. Soultz is a graduate of Purdue University.
Timothy D. Boswell Mr. Boswell has served as our President and Chief Financial Officer since September 2021, having previously served as Chief Financial Officer since the completion of the Williams Scotsman carve-out transaction (formerly Algeco Scotsman) in November 2017. Mr. Boswell was previously Vice President, Finance and Treasurer of Williams Scotsman International, where he was responsible for the company’s North American finance, strategy and IT functions. He also previously served as the company’s Vice President of Strategy and Business Development, where he was responsible for the development and execution of strategic initiatives and for pricing, value-added products and services, and marketing. Prior to joining Algeco Scotsman in June 2012, Mr. Boswell was a Vice President of Sterling Partners, a Chicago-based private equity firm with $4 billion of assets under management, with responsibilities for principal investing and portfolio company management. Earlier in his career he worked at Banc of America Capital Investors, Edgeview Partners, and Bear, Stearns & Co. Mr. Boswell holds a Bachelor of Arts degree in Economics and Psychology from Davidson College and a Master of Business Administration degree from the Darden School of Business at the University of Virginia.

Hezron T. Lopez Mr. Lopez has served as our Executive Vice President – Chief Legal & Compliance Officer & ESG since June 2022. He joined WillScot in June 2019 and served as Vice President, General Counsel & Corporate Secretary until the merger with Mobile Mini in July 2020. Following the merger, he assumed the role of EVP - Chief Human Resources Officer & ESG of WillScot Mobile Mini. Previously, Mr. Lopez served from 2012 to 2018 as Senior Vice President, General Counsel and Corporate Secretary of Herman Miller, Inc. (Nasdaq: MLHR), a manufacturer of home and office furniture. From 2008 to 2012, Mr. Lopez served as Associate General Counsel and Head of Mergers & Acquisitions, Commercial and International for A.O. Smith Corporation (NYSE: AOS), the leading manufacturer of water heating equipment and water treatment products. Mr. Lopez holds a Bachelor of Science degree in City & Regional Planning from California Polytechnic State University, San Luis Obispo, and a Juris Doctor degree from the Indiana University Maurer School of Law.
Felicia Gorcyca Ms. Gorcyca has served as our Executive Vice President – Chief Human Resources Officer since June 2023. Ms. Gorcyca has diversified experience in strategic human resources roles, most recently as Chief People Officer for LifeStance Health (NASDAQ: LFST) and President of LifeStance Health Foundation. Previously with TPG Capital, she was an Operations Director and member of the Global Human Capital team where she partnered with TPG portfolio companies to build transformative leadership teams and boards, and expanded the TPG CHRO Network with a focus on HR strategy and practices. Prior to joining TPG, Ms. Gorcyca held senior HR leadership roles including Chief People Officer for Stack Sports, and Global Head of People Operations for Solera Holdings, Inc., where she gained extensive experience in non-U.S. labor markets. She previously served as a Consultant in the Los Angeles office of Spencer Stuart where she spent 13 years with the firm conducting executive search assignments and advising clients on leadership development and succession planning. Ms. Gorcyca holds a Bachelor of Science degree in International Business from Pepperdine University, and a Master of Public Health degree with Delta Omega honors from UCLA.
Graeme Parkes Mr. Parkes has served as our Executive Vice President – Chief Information Officer since the merger with Mobile Mini in July 2020. He previously served as CIO for Mobile Mini, which he joined in 2014. Mr. Parkes has a proven international track record in information technology, information security, software development and supporting the growth of businesses through IT related revenue generating programs. He also serves as Vice Chairman of the board of St. Mary’s Food Bank, the oldest and one of the largest food banks in America. Mr. Parkes received a Bachelor of Commerce degree in Information Systems from the University of KwaZulu-Natal in South Africa.
Sally J. Shanks Ms. Shanks has served as our Senior Vice President – Chief Accounting Officer since 2022, having served as Chief Accounting Officer for WillScot since 2017. She is responsible for the Company’s accounting, reporting and tax functions. Ms. Shanks joined WillScot Mobile Mini from Merkle Inc., a global technology-enabled performance marketing agency, where she served in various financial leadership roles from 2009 - 2017, including Senior Vice President, Accounting & Treasury. Prior to that she held the role of Director of Accounting and Reporting for Laureate Education. Ms. Shanks started her career with PricewaterhouseCoopers, holds a Bachelor of Science degree in Accounting from Providence College, and is a certified public accountant.

Our Executive Compensation Program
We lease turnkey modular offices and portable storage units with furniture and appliances, or Value-Added Products, so that our customers are immediately productive, safe, and comfortable. We maximize value by safely and frugally growing lease revenue, driving units on rent, rate optimization, and Value-Added Products penetration to delight our customers, support our employees, and deliver outstanding returns to our stockholders. In 2023, WillScot Mobile Mini generated $2.36B of revenue, $1.06B of Adjusted EBITDA, $341.8M of income from continuing operations, and $576.6M of Free Cash Flow representing growth relative to 2022 of 10.4%, 20.1%, 23.7%, and 74.5% respectively.(1) We progressed every growth initiative that management previously described at our 2021 Investor Day, and we achieved one of our milestones of $1B of Adjusted EBITDA in 2023.
(1) All metrics presented from continuing operations. Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures. For a discussion of our use of non-GAAP financial measures, please see the “Reconciliation of Non-GAAP Financial Measures” section in Item 7 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Our goal is to retain and attract experienced and talented executive officers and to motivate them to achieve our short-term and long-term financial, operational, and strategic objectives that produce and promote stockholder value. To achieve this goal, we strongly emphasize a culture of pay for performance to provide incentives and accountability for our executive officers in working toward the achievement of our objectives. Accordingly, we have designed our incentive compensation with the goal of ensuring that actual realized pay varies above, or below targeted compensation opportunity based on achievement of challenging performance goals and demonstration of meaningful individual commitment and contribution.
The table below outlines each of the principal elements of our executive compensation program:

Pay Element	Who Receives	Form of Delivery	Type of Performance	Performance Period	How Payout is Determined	2023 Performance Measures
Base Salary	All named executive officers	Cash	Short-term emphasis (fixed)	Bi-weekly	Pre-established at each payroll date	Individual
STIP	All named executive officers	Cash	Short-term emphasis (variable)	1 year	Pre-established formula	Adjusted EBITDA, Q4 Core Lease Revenue Delivered
Performance-Based RSUs	All named executive (cliff vesting) officers	Equity	Long-term emphasis (variable)	3 years	Pre-established formula	Relative TSR vs. S&P MidCap 400 Index
Time-Based RSUs	All named executive officers	Equity	Long-term emphasis (variable)	4 years (ratable annual vesting)	Stock price at each vesting date	Service Period

Key 2023 Compensation Actions
The elements of our total direct compensation, which consist of base salary, short-term cash incentive compensation and long-term equity incentive compensation, for our named executive officers and a summary of the actions that our Compensation Committee took during 2023 are set forth below.

Compensation Component	Link to Business and Talent Strategies	2023 Compensation Actions
Base Salary	•Competitive base salaries help attract and retain executive talent.
•The CEO’s merit-based increase for 2023 was 4.6% and the merit based increases for the other NEOs for 2023 ranged from 4% to 13.9%, to reflect role and responsibility changes and increases, respectively; strong Company performance; and for improved alignment with market compensation levels.

Short-Term Cash Incentive (“STIP”) Compensation	•Focus executives on achieving annual financial results that are key indicators of annual financial and operational performance.	•Named executive officers earned annual cash incentive awards valued at 117.34% of target (Adjusted EBITDA payout above target; Q4 Core Lease Revenue Delivered below target).
Long-Term Equity Incentive Compensation
•2023 annual equity-based awards consisted of Performance-Based RSUs and Time-Based RSUs.
•Performance-Based RSUs are based on relative total shareholder return (TSR) over a 3-year period versus constituent companies in the S&P MidCap 400 Index.
•Time-Based RSUs provide focus on stock price growth and support and underpin our talent retention objectives

•The target annual equity award mix is 70% Performance-Based RSUs and 30% Time-Based RSUs for the CEO, CFO CLO and CHRO; and 65% Performance-Based RSUs and 35% Time-Based RSUs for all other named executive officers. For 2023, the Compensation Committee elected to increase the weighting of Performance-Based RSUs for Messrs. Lopez and Parkes and Ms. Shanks.
•Performance-Based RSUs are subject to a 3-year performance period (3 years following the grant date).
•Time-Based RSUs vest over four years, in equal annual installments.

Pay Mix is Majority Performance-Based

Emphasis on Performance-Based Elements of Compensation

It remains our firm belief that the majority of compensation of our senior executives should be based on our overall performance. A significant portion of our executives’ pay is incentive-based and therefore at risk. In 2023, as shown in the preceding chart, performance-linked components (Annual Performance Bonus (“STIP”) and long-term incentive compensation) were 88% of the CEO’s target total direct compensation opportunity, which we define as base salary, target STIP and target value of long-term incentive compensation. This is 79% of the average target total direct compensation opportunity for the other named executive officers.
Our Governance Practices
The Compensation Committee reviews on an ongoing basis our executive compensation program to evaluate whether it supports our executive compensation philosophies and objectives and is aligned with stockholder interests. This alignment is evidenced by the results of our 2023 non-binding advisory vote on named executive officer compensation (“say-on-pay vote”), which received support from 97.77% of the shares voted. We also seek to implement strong corporate governance practices in other areas as well as compensation. Our compensation and other corporate governance practices include the following:

We do (✔)				We do not (X)
✔	Have pay for performance by structuring a significant percentage of target annual compensation in the form of variable, at-risk compensation	✔	Annually solicit feedback from our stockholders on compensation and governance matters	X	Offer compensation-related tax gross-ups
✔	Have pre-established performance goals that are aligned with creation of stockholder value	✔	Have Board oversight of ESG and other sustainability matters	X	Allow hedging, short sales, monetization, derivative and similar transactions of our securities by directors, officers or other employees, unless approved by the Board
✔	Have a comprehensive Code of Business Conduct, Code of Ethics, and Corporate Governance Guidelines	✔	Have Audit Committee and Compensation Committee oversight of the Company’s Enterprise Risk Management Program	X	Allow pledging of our securities by directors, officers or other employees
✔	Conduct annual market comparison of executive compensation against a relevant peer group	✔	Elect directors by majority vote	X	Pay dividends on unearned performance-based awards
✔	Have double-trigger vesting for equity awards in the event of a change in control	✔	Grant the Board and each committee express authority to retain outside advisors	X	Pay dividends on unvested Time-Based awards
✔	Have an equity plan dilution within market practices	✔	Split the roles of Chairman and Chief Executive Officer	X	Grant stock options with exercise prices less than the fair market values of our common stock on the grant date
✔	Have robust stock ownership guidelines for executives and Directors that reinforce alignment with stockholders	✔	Perform annual Board and committee self-evaluations	X	Reprice or buy-out underwater stock options without stockholder approval
✔	Have a recoupment policy that authorizes recovery of cash and equity incentive compensation and exceeds SEC regulations	✔	Perform an annual review of a CEO succession plan	X	Provide reload provisions in any stock option grant
✔	Have cash severance within market practices	✔	Perform an annual review of senior management succession planning	X	Provide defined benefit pension plans for executives
✔	Provide senior executives generally the same benefits as full-time employees	✔	Have a Nominating and Corporate Governance Committee with oversight over the Company’s governance framework	X	Have any significant perquisites
✔	Mitigate undue risks, particularly by annual review of plans, policies and practices	✔	Have oversight of the Company’s goals and objectives relating to human capital management, diversity and inclusion by the Compensation Committee
✔	Have an independent compensation consultant advising the Compensation Committee	✔	Have a Lead Independent Director

How We Determine Executive Compensation
Executive Compensation Philosophy
The Compensation Committee and the Board believe our executive compensation program should reward actions and behaviors that drive stockholder value creation. The Compensation Committee seeks to foster these objectives through a compensation system that focuses heavily on variable, performance-based incentives that create a balanced focus on our short-term and long-term financial, operational, and strategic goals. To that end, the Compensation Committee’s goal is to implement an executive compensation program that is built upon the following objectives:
•Attracting and Retaining the Right Talent. Executive compensation should be market-competitive to attract and retain highly motivated talent with a performance-driven mindset.
•Pay for Performance. A significant percentage of an executive’s compensation should be directly aligned with Company performance, with a balance between short-term and long-term performance.
•Alignment with Stockholder Interests. Our executives’ interests should be aligned with stockholder interests through the risks and rewards of stock ownership in the Company.
Oversight Responsibilities for Executive Compensation

Compensation Committee	•Establishes executive compensation philosophy and oversees human capital management strategy
•Approves incentive compensation and target performance expectations for the STIP and long-term incentive awards
•Reviews NEO compensation and approves all compensation actions for the NEOs, including base salary, target and actual STIP and long-term incentive awards
All Board Members
•Assess performance of the CEO and provide governance oversight for other executive compensation matters, including considering the results of “Say on Pay” votes, receiving and considering feedback on an on-going basis from stockholders and other sources regarding executive compensation, overseeing the application of stock ownership guidelines that are applicable to the CEO, and other similar responsibilities

Independent Compensation Consultant – Pay Governance
•Provides independent advice, research and analytical services on a variety of subjects to the Compensation Committee, including talent and retention, compensation of executive officers, nonemployee director compensation and executive compensation trends

•Participates in Compensation Committee meetings as requested and communicates with the Chair of the Compensation Committee between meetings

•Reports to the Compensation Committee, does not perform any other services for the Company, and has no economic or other ties to the Company or the management team that could compromise its independence or objectivity

CEO and Management
•Management, including the CEO, develops preliminary recommendations regarding compensation matters with respect to all NEOs, other than the CEO, and provides these recommendations to the Compensation Committee, which reviews its recommendations and makes the final decisions, with advice from its independent consultant, as appropriate
•Responsible for the administration of the compensation program once Compensation Committee decisions are finalized

Use of Market Data
In setting executive compensation, our Compensation Committee considers the competitive pay environment and seeks to ensure that our executives’ compensation opportunities are competitive with the market. For 2023, the Compensation Committee, working with its independent compensation consultant, Pay Governance, recommended a peer group of companies that would serve as a reference point when setting pay levels and understanding pay practices. This peer group was drawn from companies that aligned well with our business, our size (based on ROIC, growth, free cash flow, revenue, EBITDA, and market capitalization), our industry, our customer base, and our national scope or similarity of distribution. The Compensation Committee also selected companies that may compete with us for talent, customers or both talent and customers.

The Compensation Committee reviews the peer group annually. In 2022, due to the merger of Duke Realty Corporation into Prologis the Compensation Committee (with advice from Pay Governance) approved the exit of Duke Realty from our peer group and the addition of Waste Connections, and approved the following peer group for use in setting compensation for 2023:

•Air Lease Corporation	• Iron Mountain Incorporated
•Americold Realty Trust	• Lamar Advertising Company (REIT)
•Cintas Corporation	• Republic Services, Inc.
•Clean Harbors, Inc.	• Stericycle, Inc.
•CubeSmart	• Triton International Limited
•Extra Space Storage Inc.	• UniFirst Corporation
•GATX Corporation	• United Rentals, Inc.
•GFL Environmental Inc.	• Waste Connections
•Herc Holdings Inc.
The group reflects the complexities of our business beyond that of a typical general rent organization, including our long-duration lease portfolio and emphasis on and expertise developing turnkey space and storage solutions. Our business also uses long-lived assets, due to our ability to lease a unit, renew and refurbish it upon return, and reuse it up to seven times over a 20- to 30-year period. Finally, as we continue to scale and grow our business, we updated the peer group to include larger peers than we had included in the past.
Because there is limited information on positions other than the CEO and CFO in the peer group data, the Compensation Committee also reviews data from national survey sources related to general industry when it considers the market competitiveness of named executive officer compensation levels or market practices. The Compensation Committee does not review the specific companies included in these surveys and the data presented to the Compensation Committee are general and not specific to any particular subset of companies.
The Compensation Committee does not target a specific competitive position versus the peer group or other survey data in determining the compensation of our named executive officers. Instead, the compensation practices of the peer group and the Company’s industry survey information are two data points that the Compensation Committee considers, in addition to pay for performance and the other principles of our compensation program, in seeking to establish compensation for our executive officers that best furthers our performance objectives and stockholder interests.
2023 Named Executive Officer Compensation Elements in Detail
Base Salaries
The Compensation Committee approved changes in NEO base salaries for 2023 based on an assessment of individual performance and to better align with market compensation levels and to reflect role and responsibility changes and increases, respectively, and strong Company performance. Base salary represents the fixed amount that we pay to each named executive officer for performing their normal duties and responsibilities. We determine the amount based on the NEO’s overall performance, level of responsibility and comparison to the peer group and other survey data. Based on these criteria, the Compensation Committee established the following 2023 base salaries for the NEOs:

Executive Officer	2023 Base Salary	2022 Base Salary	Year Over Year Change
Bradley L. Soultz	$979,440	$936,000	4.6%(1)
Timothy D. Boswell	$655,627	$624,000	5.1%(2)
Hezron T. Lopez	$546,000	$525,000	4.0%
Felicia K. Gorcyca	$450,000	N/A	N/A
Graeme Parkes	$436,800	$420,000	4.0%
Sally J. Shanks	$410,000	$360,000	13.9%(3)
(1)In 2023 the Board eliminated the annual automobile allowance from Mr. Soultz’s compensation and rolled a proportionate share of the allowance into his base compensation, which with his 4% annual increase resulted in a YoY change of 4.6%.
(2)In 2023 the Board eliminated the annual automobile allowance from Mr. Boswell’s compensation and rolled a proportionate share of the allowance into his base compensation, which with his 4% annual increase resulted in a YoY change of 5.1%.
(3)Following an updated competitive market review of similar positions, a review of pay alignment among executives and based on individual performance, the Compensation Committee approved this base salary increase for Ms. Shanks in 2023.
Short-Term Incentive Plan
Our annual STIP rewards employees for achieving critical business and financial goals that are key indicators of operational performance. The Compensation Committee establishes performance goals for the STIP at the beginning of each fiscal year. Where minimum threshold performance targets are satisfied, annual incentive payments can range from 0% to 200% of the target award opportunity, based on performance relative to the performance goals, as determined by the Compensation Committee.

2023 STIP Target Award Percentages
The Compensation Committee reviews our STIP opportunities each year to ensure that they are competitive. For 2023, the Compensation Committee granted STIP awards to our named executive officers with the target levels expressed as the following percentages of the corresponding base salaries:

Executive Officer	2023 Target Percentage of Base Salary	2022 Target Percentage of Base Salary	Year Over Year Change
Bradley L. Soultz	150%	150%	0%
Timothy D. Boswell	125%	125%	0%
Hezron T. Lopez	90%	90%	0%
Felicia K. Gorcyca	75%	N/A	N/A
Graeme Parkes	75%	75%	0%
Sally J. Shanks	50%	50%	0%

2023 STIP Performance Goals and Actual Performance
The Compensation Committee undertook a rigorous review and analysis to establish the 2023 performance goals under the STIP. The Committee established the performance levels such that achieving threshold levels would represent minimum acceptable performance and achieving maximum levels would represent outstanding performance. The target performance goals aligned with our annual operating plan.
The Compensation Committee determined the 2023 STIP awards for our named executive officers using the following framework, with the STIP payout based on the Target/Payout Table that appears below:

Base Salary	X	Target Percentage	X	Financial Performance	=	Annual Cash Incentive Award

STIP Target/Payout Table
Financial Performance Achievement Percentage	Payout Percentage
Below 90%	0%
90%	50%
100%	100%
Above or equal to 120%	200%

Annual Cash Earned
For 2023, the Compensation Committee established the following financial goals and payout levels under the STIP:

Measure	Weighting	Rationale for Measure	Payout Range(2)
Adjusted EBITDA	70%(1)	Adjusted EBITDA reflects our operating performance and is a key measure for our investors. We calculate the measure on a semi-annual basis (with the first-half and second-half performance equally weighted at 35%).	50% - 200%
Q4 Core Lease Revenue Delivered	30%	Q4 Core Lease Revenue Delivered provides for clearer alignment and motivation to drive run-rate revenues headed into the subsequent plan year. The measure is derived coincidental with the annual budget process and represents a more stable, predictable and visible metric.	50% - 200%
(1) The weighting percentage may be lower for certain employees at the vice president level and below.
(2) Performance below 90% of the target performance goals results in a 0% payout.

The threshold, target and maximum performance and payout opportunities under the 2023 STIP (subject to interpolation between points), along with the actual performance achieved and related payout percentage, are set forth below:

	Weighting	Threshold	Target	Maximum	Actual	% of Target Achieved	Payout %
Payout %	100%	50%	100%	200%
Adjusted EBITDA – First Half ($ millions)	35%	$396.8	$440.9	$529.1	$507.7	115.2%	175.7%
Adjusted EBITDA – Second Half ($ millions)	35%	$501.7	$557.4	$668.9	$552.6	99.1%	95.7%
Q4 Core Lease Revenue Delivered ($ millions)	30%	$446.8	$496.5	$595.8	$471.2	94.9%	74.5%
Weighted Average Payout: 117.34%
Based on the achievement of the 2023 financial performance goals, the Compensation Committee approved the following STIP awards that our NEOs who were serving as of the last day of 2023 earned for 2023.

Executive Officer	Target STIP Opportunity	Payout % of Target	STIP Earned
Bradley L. Soultz	$1,469,160	117.34%	$1,723,971
Timothy D. Boswell	$819,534	117.34%	$961,674
Hezron T. Lopez	$491,400	117.34%	$576,628
Felicia K. Gorcyca	$337,500	117.34%	$231,021(1)
Graeme Parkes	$327,600	117.34%	$384,419
Sally J. Shanks	$205,000	117.34%	$240,555
(1)Ms. Gorcyca’s payout is pro-rated based on her hire date
2023 Long-Term Incentive Awards
For 2023, for our annual grants, each of our named executive officers received a long-term equity incentive target grant denoted in terms of a dollar value, which we allocated between Performance-Based RSUs and Time-Based RSUs. We provide details on the types of equity awards we granted in the table below.

Annual Equity Award	Target Weighting	Rationale and Key Features
Performance-Based RSUs	70% for CEO, CFO CLO and CHRO, 65% for all other NEOs
•Incentivize NEOs to achieve specific measurable stock price performance over a three-year performance period.
•Performance will be measured relative to constituent companies in the S&P MidCap 400 Index as of the date of grant.
•Earned shares vest and are issued at the end of the performance cycle and range from 0% for below threshold performance to 200% of the target number of shares for maximum performance.
•Additional Performance-Based RSU grants made to the NEOs had the effect of increasing the Performance-Based mix of the grants beyond 70% and 65%.

Time-Based RSUs	30% for CEO, CFO,CLO and CHRO, 35% for all other NEOs
•Align pay and Company performance as reflected in our stock price.
•Encourage retention of our executive officers’ services and promote ownership by our executives in Company stock.
•Time-Based RSUs vest in one-fourth installments at the end of each of the first four years following grant.

The Compensation Committee annually considers various alternative performance-based metrics including, but not limited to, financial return metrics such as ROIC. We believe sustained and improving financial returns correlate to long-term stockholder value creation. While ROIC is a critical financial metric for the Company and underpins our human and financial capital allocation decisions, we believe relative TSR reflects both the effect of sustained and improving financial returns along with continued robust growth. The Performance-Based RSUs granted in 2023 are based solely on our TSR performance relative to the constituents in the S&P 400 MidCap Index. We believe that relative TSR aligns our NEOs’ long-term incentive compensation with our stockholders. In addition to relative TSR, the Committee also considers key financial metrics (e.g., ROIC, EBITDA) when sizing the awards for NEOs as the growth and improvement in these metrics is highly correlated to our stock price performance.

Below sets forth the 2023 LTIP performance thresholds (based on relative Total Shareholder Return) relative to constituent companies in the S&P MidCap 400 Index and corresponding payout for Performance-Based RSUs.

Financial Performance Achievement	Payout Percentage
<25th Percentile	0%
25th Percentile	50% (Threshold)
50th Percentile	100% (Target)
85th Percentile	200% (Maximum)
>85th Percentile	200%
The Compensation Committee approved the following grants of Performance-Based RSUs and Time-Based RSUs to our named executive officers for 2023:

Executive officer	Performance-Based RSUs					Time-Based RSUs

	Threshold Shares (#)	Target Shares (#)	Maximum Shares (#)	Award (#)	Target Value ($)(1)	Award (#)	Target Value ($)
Bradley L. Soultz	31,041	62,081	124,162	62,081	$3,150,000	26,606	$1,350,000
Timothy D. Boswell	12,416	24,832	49,664	24,832	$1,260,000	10,642	$540,000
Hezron T. Lopez	13,935	27,869	55,738	27,869	$1,414,073	5,912	$300,000
Felicia K. Gorcyca	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Graeme Parkes	11,841	23,681	47,362	23,681	$1,201,574	5,173	$262,500
Sally J. Shanks	6,640	13,279	26,558	13,279	$673,776	2,414	$122,500
(1)For 2023, the Compensation Committee, at the recommendation of Mr. Soultz, approved an increase to the weighting of the performance-based RSUs versus the target weighting noted above.
Other Compensation and Benefits
Employment Agreements & Individual Compensation Decisions
We have entered into employment agreements or compensation letters with each of our current named executive officers as summarized below.
The employment agreements or compensation letters do not provide for any gross-ups with respect to any excise tax imposed by Section 280G of the Code. In the event that any payments under the employment agreements or offer letters would subject the executive officer to the excise tax under Section 280G of the Code, the amounts payable to the executive officer will be reduced to the level at which the excise tax will not apply, but only if such reduction would result in a greater after-tax amount to the participating executive officer.
Bradley L. Soultz, Chief Executive Officer
Effective March 25, 2024, the Board approved an increase in salary for Mr. Soultz for 2024 to $1,018,618. He is eligible for a target short-term incentive bonus of $1,527,927, or 150% of his annual base salary, and annual long-term incentive awards with a target grant date value of $4,500,000, 30% in the form of Time-Based RSUs vesting ratably over four years and 70% in the form of Performance-Based RSUs vesting over three years. Mr. Soultz’s STIP and LTIP levels remained unchanged. The Board also eliminated the annual automobile allowance from Mr. Soultz’s compensation and rolled a proportionate share of the allowance into his base compensation so that at target the overall compensation paid would not exceed the actual allowance amount.
On March 1, 2020, in connection with the WillScot Mobile Mini merger, the Company entered into an employment agreement with Mr. Soultz, which became effective upon the completion of the merger. On September 8, 2021, we amended Mr. Soultz’s agreement to include an additional 48 months to end March 1, 2026. The amendment also extended the non-compete period from 12 to 24 months.
As of September 8, 2021, the amended agreement also contemplated an additional retention and performance incentive award consisting of a target number of 312,632 performance-based restricted stock units. The actual number of units that will vest and become unrestricted will be determined in accordance with the performance results as set in the agreement and may range from 0 to 750,000 units. The units will become vested and unrestricted on the vesting date, March 1, 2026. This performance-based grant had no intrinsic value at grant and would not become eligible to vest unless the Company’s share price reaches at least $42.50 during the performance period. The performance-based grant begins to qualify for vesting at $42.50 per share, with maximum earning potential if the share price exceeds $60.00 per share during the contract extension period. Related to the September 2021 Performance-Based RSU grants on February 10, 2023, the Compensation Committee ratified the stock price attainment, following the first of four annual test periods, each of which coincides with the 60 day average price following the Company’s filing of its third quarter results. The calculation was performed by FTI, which utilized share price thresholds as the primary performance criteria. Following such ratification, the Committee approved the earned but not vested equity associated with the September 2021 Performance-Based RSU grants. Mr. Soultz surpassed the attainment of the $45.00 per share threshold calculated as the share price over a period of 60 consecutive trading days following the filing of the Company’s third quarter results with an attainment of $46.40 per share.

Timothy D. Boswell, President and Chief Financial Officer
Effective March 25, 2024, the Board provided an increase in annual base salary for Mr. Boswell for 2024 to $681,852. He is eligible for a target short-term incentive bonus of $852,315, or 125% of his annual base salary, and annual long-term incentive awards with a target grant value of $1,800,000, 30% in the form of Time-Based RSUs vesting ratably over four years and 70% in the form of Performance-Based RSUs vesting over three years. Mr. Boswell’s STIP and LTIP levels remained unchanged. The Board also eliminated the annual automobile allowance from Mr. Boswell’s compensation and rolled a proportionate share of the allowance into his base compensation so that at target the overall compensation paid would not exceed the actual allowance amount.
On March 1, 2020, in connection with the WillScot Mobile Mini merger, the Company entered into an employment agreement with Mr. Boswell, effective as of March 1, 2020. On September 8, 2021, we amended Mr. Boswell’s agreement to include an additional 39 months to end July 1, 2026, after which point the agreement will automatically renew for successive one-year periods. The agreement also includes non-compete and employment non-solicitation provisions for 12 months post-termination of employment.
As of September 8, 2021, the amended agreement also contemplated an additional retention and performance incentive award consisting of a target number of 243,158 performance-based restricted stock units. The actual number of Restricted Stock Units that will vest and become unrestricted will be determined in accordance with the performance results as set in the agreement and may range from 0 to 583,334 units. The units will become vested and unrestricted on the vesting date, July 1, 2026. This performance-based grant had no intrinsic value at grant and would not become eligible to vest unless the Company’s share price reaches at least $42.50 during the performance period. The performance-based grant begins to qualify for vesting at $42.50 per share, with maximum earning potential if the share price exceeds $60.00 per share during the contract extension period. Related to the September 2021 Performance-Based RSU grants on February 10, 2023, the Compensation Committee ratified the stock price attainment, following the first of four annual test periods, each of which coincides with the 60 day average price following the Company’s filing of its third quarter results. The calculation was performed by FTI, which utilized share price thresholds as the primary performance criteria. Following such ratification, the Committee approved the earned but not vested equity associated with the September 2021 Performance-Based RSU grants. Mr. Boswell surpassed the attainment of the $45.00 per share threshold calculated as the share price over a period of 60 consecutive trading days following the filing of the Company’s third quarter results with an attainment of $46.40 per share.
Hezron T. Lopez, Executive Vice President – Chief Legal & Compliance Officer & ESG
Effective March 25, 2024, the Board provided an increase in annual base salary for Mr. Lopez for 2024 to $575,000. He is eligible for a target short-term incentive bonus of $575,000, or 100% of his annual base salary, and annual long-term incentive awards with a target grant value of $1,500,000, 30% in the form of Time-Based RSUs vesting ratably over four years and 70% in the form of Performance-Based RSUs vesting over three years.
On June 6, 2022, we entered into an amended and restated employment agreement with Mr. Lopez, effective June 3, 2022. The terms of the agreement, among other things, (i) extended Mr. Lopez’s employment term through June 3, 2027, with automatic one-year renewals thereafter, (ii) updated Mr. Lopez’s title to Executive Vice President – Chief Legal & Compliance Officer & ESG, (iii) provided for an annual base salary of $525,000 per calendar year, (iv) provided for an annual target bonus opportunity of 90% of his base salary, (v) set the target grant value of Mr. Lopez’s annual equity award at $1,000,000, 70% of which shall be in the form of performance-based restricted stock units vesting over three years and 30% in the form of restricted stock units vesting over four years, (vi) approved an annual allowance of $40,000 (vii) eliminated the annual automobile allowance, (viii) provided for severance payments in the event of a termination without Cause or for Good Reason or following a Change in Control (each as defined in the agreement) to include an amount equal to 1.5 times Mr. Lopez’s annual target bonus and continued base salary for 18 months, and (ix) extended the non-compete period from 12 to 18 months.
Felicia K. Gorcyca, Executive Vice President – Chief Human Resources Officer
On June 26, 2023, we entered into an employment agreement with Ms. Gorcyca, which provides for an annual base salary of $450,000. Effective March 25, 2024, the Board provided an increase in annual base salary for Ms. Gorcyca for 2024 to $468,000. She is eligible for a target short-term incentive bonus of $351,00 or 75% of her annual base salary, and annual long-term incentive awards with a target grant value of $750,000, 30% in the form of Time-Based RSUs vesting ratably over four years and 70% in the form of Performance-Based RSUs vesting over three years.
Under the terms of Ms. Gorcyca’s employment agreement, in the event of a termination without Cause or for Good Reason or following a Change in Control (each as defined in the agreement) to include an amount equal to 1 times Ms. Gorcyca’s annual target bonus and continued base salary for 18 months and sets a non-compete period of 24 months.
Graeme Parkes, Executive Vice President – Chief Information Officer
Effective March 25, 2024, the Board provided an increase in annual base salary for Mr. Parkes for 2024 to $454,272. He is eligible for a target short-term incentive bonus of $340,704, or 75% of his annual base salary, and annual long-term incentive awards with a target grant value of $750,000, 35% in the form of Time-Based RSUs vesting ratably over four years and 65% in the form of Performance-Based RSUs vesting over three years. The Compensation Committee made these increases with confidence given Mr. Parkes’ continued performance and strong stewardship of his duties.
On February 15, 2023, as a result of a market review of the position, responsibilities and compensation levels, we entered into an amended and restated employment agreement with Mr. Parkes. The terms of the agreement instituted a double trigger requirement in the event of a Change in Control and, among other things, (i) provided for severance payments in the event of a termination without Cause or for Good Reason or following a Change in Control to include an amount equal to 1 times Mr. Parkes’ annual target bonus and continued base salary for 18 months, (ii) extended the non-compete period to 18 months, (iii) provided for an annual target bonus opportunity of 75% of his base salary, and (iv) set the target grant value of Mr. Parkes’ annual equity award at $750,000, 35% in the form of Time-Based RSUs vesting ratably over four years and 65% in the form of Performance-Based RSUs vesting over three years.
Sally J. Shanks, Senior Vice President – Chief Accounting Officer
Effective March 25, 2024, the Board provided an increase in annual base salary for Ms. Shanks for 2024 to $426,400. She is eligible for a target short-term incentive bonus of $213,200, or 50%, of her annual base salary, and annual long-term incentive awards with a target grant value of $350,000, with 35% in the form of Time-Based RSUs vesting ratably over four years and 65% in the form of Performance-Based RSUs vesting ratably over three years.

The Compensation Committee made these increases with confidence given Ms. Shanks’ continued performance and strong stewardship of her duties. The Board also eliminated the annual automobile allowance from Ms. Shanks’ compensation and rolled a proportionate share of the allowance into her base compensation so that at target the overall compensation paid would not exceed the actual allowance amount.
Perquisites
We made available all or some of the following perquisites to our named executive officers during 2023: premiums for life and supplemental individual disability insurance and an executive travel allowance for Mr. Lopez in the amount of $40,000(1). We reflect the aggregate incremental cost of these perquisites in the “All Other Compensation” column of the Summary Compensation Table. The Compensation Committee (and the Board related to Mr. Soultz) eliminated the annual automobile allowances for NEOs, effective in 2023 (a proportionate share of the allowance was added to base compensation so that, at target, the overall compensation paid would not exceed the actual allowance amount previously provided).
(1)Increased to $50,000 for 2024.
Other Benefits
Our named executive officers are eligible to participate in broad-based employee benefit plans, including a 401(k) plan and group health insurance, which are generally available to all U.S. salaried employees and do not discriminate in favor of our NEOs.
Compensation Governance Policies
Executive Officer Stock Ownership Guidelines
We maintain stock ownership guidelines for our executive officers with the following target ownership levels:

Executive Level	Target Ownership Level As Multiple of Base Salary(1)
Chief Executive Officer	6x
President & Chief Financial Officer	5x
Chief Legal Officer	3x
Other NEOs	2x
(1) For purposes of calculating stock ownership, vested stock is included in such calculation. Unvested equity is not included in such calculation.
We expect executive officers to meet their target ownership level by the latter of the fifth anniversary of their appointment as an executive officer or November 1, 2028, which is the fifth anniversary of the effective date of the guidelines. We expect executive officers who have not achieved their target ownership level by the applicable deadline to retain 100% of their equity awards, including any net shares acquired upon any future vesting of restricted stock units and/or the exercise of stock options, net of the number of shares sufficient to cover any taxes or exercise price due in connection with such equity awards, until they meet the target ownership level. Once an executive officer has met the target ownership level, we will deem the executive officer to have satisfied the target ownership level until such time as the executive officer disposes of any shares, after which we will remeasure compliance. As of the date of this Proxy Statement, all of our executive officers either had met the target ownership level or had additional time to do so. Our Compensation Committee reviews annually the ownership levels for executive officers. We have also adopted stock ownership guidelines for our non-employee directors which we discuss above.
Securities Trading Policy (Hedging and Pledging Prohibited)
The Company’s Securities Trading Policy: (i) provides that prohibitions on short sales, hedging transactions, and monetization transactions apply not only to the Company’s officers and directors, but also to the Company’s employees; and (ii) makes clear that all officers, directors, and employees are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan except as may be approved by the Board.
Compensation Recoupment Policy
During 2023, we modified our Compensation Recoupment Policy to comply with the SEC’s recently issued regulations and the stock exchange listing standards that implemented those regulations. Our policy as modified provides that, if we are required to prepare a qualifying accounting restatement, then, unless an exception applies, we will recover reasonably promptly the excess of (i) the amount of incentive-based compensation received by a person who served as a covered officer at any time during the applicable performance period during the three completed years immediately preceding the date we are required to prepare the accounting restatement over (ii) the amount that would have been received had it been determined based on the restated financials.
Our policy also authorizes us to recover, reduce or cancel, incentive-based and equity compensation paid or awarded to, or earned by, covered officers if the officer has engaged in prohibited conduct that has caused, or might reasonably be expected to cause, significant reputational or financial harm to our Company.
Regulatory Considerations
Section 162(m) of the Internal Revenue Code of 1986 generally disallows a tax deduction to public corporations for compensation in excess of $1 million paid for any fiscal year to any covered employee. Covered employees generally include our named executive officers. Accordingly, the tax deduction we take for compensation paid to our NEOs may be limited by Code Section 162(m). The Compensation Committee nevertheless retains full discretion to award compensation that attracts, retains and rewards successful executive officers even if the deductibility of such compensation is limited. At the time of determining our executive compensation for 2023, we reviewed the tax impact of such compensation on us as well as on our executive officers. In addition, we reviewed the impact of our compensation program against other considerations, such as accounting impact, stockholder alignment, market competitiveness, effectiveness and perceived value to employees.

Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above, and based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for incorporation by reference into our 2023 Annual Report.
Respectfully submitted,
Jeff Sagansky, Chair
Mark Bartlett
Erika T. Davis
Natalia Johnson
Rebecca L. Owen

Executive Compensation Tables
Summary Compensation Table for Fiscal Year 2023
The following table shows compensation awarded or paid to, or earned by, the individuals who served as executive officers during 2023, for the fiscal years ended December 31, 2023, 2022 and 2021.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Options Awards	Non-Equity Plan Compensation(4)	All Other Compensation(5)	Total

Bradley L. Soultz Chief Executive Officer	2023	$967,745	$—	$5,665,871	$—	$1,723,971	$34,062	$8,391,649
	2022	$934,615	$—	$5,103,737	$—	$2,517,372	$39,074	$8,594,799
	2021	$886,539	$—	$14,635,168	$—	$2,102,166	$36,727	$17,660,600

Timothy D. Boswell President and Chief Financial Officer	2023	$647,112	$—	$2,266,321	$—	$961,674	$30,355	$3,905,461
	2022	$623,077	$—	$2,041,503	$—	$1,398,540	$35,131	$4,098,252
	2021	$579,807	$—	$8,760,710	$—	$1,167,870	$509,160	$11,017,548

Hezron T. Lopez EVP, Chief Legal & Compliance Officer & ESG	2023	$540,346	$—	$2,237,453	$—	$576,628	$190,997	$3,545,425
	2022	$508,020	$—	$1,495,497	$—	$847,193	$51,292	$2,902,001
	2021	$460,961	$—	$1,275,016	$—	$707,460	$60,880	$2,504,318

Felicia K. Gorcyca EVP, Chief Human Resources Officer(6)	2023	$216,346	$—	$—	$—	$231,021	$9,659	$457,027
	2022	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	2021	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Graeme Parkes EVP, Chief Information Officer (7)	2023	$432,277	$—	$1,908,803	$—	$384,419	$23,763	$2,749,262
	2022	$418,653	$—	$1,439,256	$—	$564,795	$16,590	$2,439,294
	2021	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Sally J. Shanks SVP, Chief Accounting Officer	2023	$396,538	$—	$1,045,656	$—	$240,555	$21,603	$1,704,353
	2022	$359,424	$—	$653,543	$—	$322,740	$33,203	$1,368,911
	2021	$338,295	$—	$531,234	$—	$269,509	$28,404	$1,167,442

(1) Amounts in this column represent the dollar value of base salary we paid to our named executive officers.
(2) Amounts in this column represent discretionary bonuses, retention bonuses and signing bonuses.
(3) Amounts in this column for 2023 represent the aggregate grant fair value calculated in accordance with ASC 718 with respect to restricted stock unit grants to our named executive officers in March under our 2023 Incentive Award Plan (“LTIP”). For the assumptions used in determining these values, see Note 1 to our 2023 audited financial statements contained in our 2023 Annual Report.
(4) Amounts in this column represent payments under our STIP for 2023.
(5) Amounts in this column for 2023 are set forth in the table below.
(6) Ms. Gorcyca was appointed CHRO in June 2023.
(7) Mr. Parkes was not an NEO prior to 2022.

Name	Auto Allowance	Employer 401(k) Contributions	Life and Supplemental Individual Disability Insurance Premiums	Other Allowance	Relocation	Total
Bradley L. Soultz	$3,750	$14,850	$15,462	$—	$—	$34,062
Timothy D. Boswell	$3,750	$14,850	$11,733	$22	$—	$30,355
Hezron T. Lopez	$—	$14,850	$25,348	$40,000	$110,800	$190,997
Felicia K. Gorcyca	$—	$8,567	$1,092	$—	$—	$9,659
Graeme Parkes	$—	$14,850	$8,913	$—	$—	$23,763
Sally J. Shanks	$3,750	$14,850	$3,003	$—	$—	$21,603

Grants of Plan-Based Awards for Fiscal Year 2023
The following table sets forth information regarding all grants of plan-based awards that we made to our NEOs during 2023. The information supplements the disclosure of stock and non-equity incentive plan awards in the Summary Compensation Table by providing additional details about these awards. Non-equity incentive plan awards are awards that are not subject to ASC 718 and are intended to serve as an incentive for performance to occur over a specified period.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (PSU)			Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#) RSU Only	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Bradley L. Soultz	2/24/2023	$734,580	$1,469,160	$2,938,321	31,041	62,081	124,162	26,606			$5,665,871
Timothy D. Boswell	2/24/2023	$409,767	$819,534	$1,639,068	12,416	24,832	49,664	10,642			$2,266,321
Hezron T. Lopez	2/24/2023	$245,700	$491,400	$982,800	13,935	27,869	55,738	5,912			$2,237,453
Felicia K. Gorcyca(2)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A			N/A
Graeme Parkes	2/24/2023	$163,800	$327,600	$655,200	11,841	23,681	47,362	5,173			$1,908,803
Sally J. Shanks	2/24/2023	$102,500	$205,000	$410,000	6,640	13,279	26,558	2,414			$1,045,656
(1)Values are calculated in accordance with ASC 718
(2)Ms. Gorcyca did not receive equity award in 2023 due to her start date.

Outstanding Equity Awards at Fiscal 2023 Year-End
The following table presents certain information concerning equity awards that our named executive officers held as of December 31, 2023.

	Option Awards				Stock Awards
Name	Options Unexercised and Exercisable	Options Unexercised and Unexercisable	Option Exercise Price	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Bradley L. Soultz	408,497(2)		$13.60	March 20, 2028	108,594	$4,832,433	564,450	$25,118,025
Timothy D. Boswell	125,691(2)		$13.60	March 20, 2028	44,218	$1,967,701	334,335	$14,877,908
Hezron T. Lopez	N/A		N/A	N/A	20,895	$929,828	83,048	$3,695,636
Felicia K. Gorcyca	N/A		N/A	N/A	N/A	N/A	N/A	N/A
Graeme Parkes	1,301		$19.70	October 27, 2024	16,698	$743,061	70,224	$3,124,968
	6,070		$17.79	January 22, 2025
	12,859		$10.91	January 20, 2026
	24,092		$13.54	February 1, 2027
	20,981		$12.19	July 19, 2027
	9,739		$13.54	January 28. 2030
Sally J. Shanks	N/A		N/A	N/A	9,124	$406,018	37,677	$1,676,627
(1) Market value was calculated based upon the closing price of the shares of Common Stock on Nasdaq of $44.50 on December 29, 2023, the last trading day of the Company’s last completed fiscal year.
(2) Consists of stock options awarded on March 20, 2018. Each stock option represents the right upon vesting to buy one share of Common Stock.
Option Exercises and Stock Vested in Fiscal Year 2023

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Bradley L. Soultz	—	$—	276,545	$13,966,700
Timothy D. Boswell	—	$—	136,331	$6,772,410
Hezron T. Lopez	—	$—	50,766	$2,601,218
Felicia K. Gorcyca	N/A	N/A	N/A	N/A
Graeme Parkes	—	$—	6,268	$315,532
Sally J. Shanks	—	$—	12,865	$661,522
(1) Value for shares acquired on vesting are pre-tax value.
Potential Payments Upon Termination or Change in Control
The following table discloses potential payments and benefits under our compensation benefit plans and agreements with the named executive officers in each situation in the table below assuming that the termination of employment or change in control of our Company occurred on December 31, 2023, the last business day of our fiscal year, and that our Common Stock was valued at the closing market price as of December 29, 2023 of $44.5. The prorated bonus payout assumes full year exit maximum on December 31 of the year. The actual amount of payments and benefits can only be determined at the time of such a termination or change in control, and therefore the actual amounts would vary from the estimated amounts in the tables below. In addition, the amount of payments and benefits that named executive officers would actually receive may be materially less than the estimated amounts in the tables below because all such amounts in the tables below are on a pre-tax basis.

Descriptions of the circumstances that would trigger payments or benefits to the named executive officer, how such payments and benefits are determined under the circumstances, material conditions and obligations applicable to the receipt of payments or benefits and other material factors regarding such plans and agreements, as well as other material assumptions we have made in calculating the estimated compensation, follow these tables.

Name	Termination by Death ($)	Termination by Disability ($)	Termination by Company without Cause or by Executive for Good Reason ($)	Change in Control and Termination by Company without Cause or for Disability or by Executive for Good Reason ($)
Bradley L. Soultz
Severance	$979,440	$—	$4,897,201	$6,366,362
Pro Rata Bonus	$1,723,971	$1,723,971	$1,723,971	$1,723,971
Vesting of Stock Options	$—	$—	$—	$—
Vesting of Restricted Stock Units(1)	$29,950,458	$29,950,458	$35,138,512	$35,138,512
Insurance	$—	$15,087	$30,173	$30,173
Total	$32,653,869	$31,689,516	$41,789,857	$43,259,018
Timothy D. Boswell
Severance	$655,627	$—	$2,212,742	$4,589,390
Pro Rata Bonus	$961,674	$961,674	$961,674	$961,674
Vesting of Stock Options	$—	$—	$—	$—
Vesting of Restricted Stock Units(1)	$16,845,609	$16,845,609	$18,495,867	$18,495,867
Insurance	$—	$21,957	$32,935	$32,935
Total	$18,462,909	$17,829,239	$21,703,218	$24,079,866
Hezron T. Lopez
Severance	$546,000	$—	$1,556,100	$2,293,200
Pro Rata Bonus	$576,628	$576,628	$576,628	$576,628
Vesting of Stock Options	$—	$—	$—	$—
Vesting of Restricted Stock Units(1)	$4,625,464	$4,625,464	$5,871,324	$5,871,324
Insurance	—	$23,608	$35,413	$35,413
Total	$5,748,092	$5,225,700	$8,039,465	$8,776,565
Felicia K. Gorcyca
Severance(2)	$—	$450,000	$787,500	$787,500
Pro Rata Bonus	$231,021	$231,021	$231,021	$231,021
Vesting of Stock Options	$—	$—	$—	$—
Vesting of Restricted Stock Units(1)	$—	$—	$—	$—
Insurance	$21,957	$—	$21,957	$32,935
Total	$252,978	$681,021	$1,040,478	$1,051,456
Graeme Parkes
Severance	$436,800	$—	$764,400	$982,800
Pro Rata Bonus	$384,419	$384,419	$384,419	$384,419
Vesting of Stock Options	$—	$—	$—	$—
Vesting of Restricted Stock Units(1)	$3,868,029	$3,868,029	$4,584,039	$4,584,039
Insurance	$—	$—	$—	$—
Total	$4,689,248	$4,252,448	$5,732,858	$5,951,258
Sally J. Shanks
Severance(3)	$—	$—	$307,500	$307,500
Pro Rata Bonus	$—	$—	$240,555	$240,555
Vesting of Stock Options	$—	$—	$—	$—
Vesting of Restricted Stock Units(1)	$—	$—	$—	$2,458,928
Insurance	$—	$—	$—	$—
Total	$—	$—	$548,055	$3,006,983
(1)Includes performance-based RSU's at target performance.
(2)956,250 in the case of termination without cause.
(3)Only payable in the case of Termination by Company without Cause (with or without a Change in Control)

Employment Agreement Provisions Relating to Termination of Employment or Change in Control

As discussed above under “Compensation Discussion and Analysis – Elements of Compensation - In Detail – Other Compensation and Benefits – Employment Agreements,” we have entered into employment agreements or compensation letters with each of our current named executive officers. Those agreements or compensation letters provide for severance and other benefits upon termination that are quantified in the table above. A summary of the provisions of the agreements or compensation letters relating to termination of employment is below.
Bradley L. Soultz, Chief Executive Officer
The Soultz Agreement provides that in the event of a termination of employment without Cause (as defined in the Soultz Agreement) or due to the delivery of a notice of non-renewal of the term by the Company or a resignation for Good Reason (as defined in the Soultz Agreement), in addition to Accrued Benefits (as defined in the Soultz Agreement), Mr. Soultz will be entitled to receive (i) a cash severance payment of his continued base salary for 24 months, (ii) a pro rata portion of the annual bonus he would have received based on actual performance, (iii) his full target annual bonus for the year of termination, (iv) continued vesting of any annual equity awards for 24 months and full vesting of the retention award and any annual equity awards granted within 24 months following the completion of the merger (based on actual performance, as applicable), (v) payments equal to the cost of continuing coverage under the Company’s health insurance plan for twelve months, and (vi) up to $25,000 in outplacement services. Mr. Soultz will be entitled to the same benefits in the event of a termination of employment without Cause or a resignation for Good Reason during the 30-month period following the completion of the merger or the 12-month period after any subsequent Change in Control (as defined in the Soultz Agreement), except that he will receive (i) a cash severance payment equal to 2x the sum of his base salary at the rate in effect at the time of termination and his target bonus for the year of termination, (ii) the cost of continuing coverage under the Company’s health insurance plan for 24 months, and (iii) any outstanding equity awards will immediately vest in full upon such termination.
Timothy D. Boswell, President and Chief Financial Officer
The Boswell Agreement provides that in the event of a termination of employment without Cause (as defined in the Boswell Agreement) or due to the delivery of a notice of non-renewal of the term by the Company or a resignation for Good Reason (as defined in the Boswell Agreement), in addition to Accrued Benefits (as defined in the Boswell Agreement), Mr. Boswell will be entitled to receive (i) a cash severance payment of his continued base salary for 18 months, (ii) a pro rata portion of the annual bonus he would have received based on actual performance, (iii) his full target annual bonus for the year of termination, (iv) continued vesting of any annual equity awards for 18 months and full vesting of the retention award and any annual equity awards granted within 24 months following the completion of the merger, (v) payments equal to the cost of continuing coverage under the Company's health insurance plan for 12 months, and (vi) up to $25,000 in outplacement services. Mr. Boswell will be entitled to the same benefits in the event of a termination of employment during the 30-month period following the completion of the merger or the 12-month period after any subsequent change in control, except that he will receive (i) a cash severance payment equal to the sum of his continued base salary for 18 months and his target bonus for the year of termination, (ii) the cost of continuing coverage under the Company's health insurance plan for 24 months, and (iii) any outstanding equity awards will immediately vest in full upon such termination. If Mr. Boswell's employment is terminated within three years of his relocation to Phoenix, Arizona, Mr. Boswell is also eligible for certain additional relocation benefits.
Hezron T. Lopez, Executive Vice President – Chief Legal & Compliance Officer & ESG
The Lopez Agreement provides that in the event of a termination of employment without Cause (as defined in the Lopez Agreement) or due to the delivery of a notice of non-renewal of the term by the Company or a resignation for Good Reason (as defined in the Lopez Agreement), in addition to Accrued Benefits (as defined in the Lopez Agreement), Mr. Lopez will be entitled to receive (i) a cash severance payment of his continued base salary for 18 months, (ii) a pro rata portion of the annual bonus he would have received based on actual performance, (iii) a lump sum equal to 1.5x the target bonus for the year of termination, (iv) any outstanding equity awards granted should continue to vesting for 18 months, (v) The Post-Merger Equity Award (as defined in the Lopez Agreement) shall immediately vest in full, (vi) cost of continuing coverage under the company’s health insurance plan for 18 months, and (vi) up to $25,000 in outplacement services. Mr. Lopez will be entitled to the same benefits in the event of a termination of employment without Cause or a resignation for Good Reason during the 30-month period following the completion of the merger or the 12-month period after any subsequent Change in Control (as defined in the Lopez Agreement), except that he will receive (i) a cash severance payment equal to 1.5x the sum of his base salary at the rate in effect at the time of termination and his target bonus for the year of termination, (ii) the cost of continuing coverage under the Company’s health insurance plan for 18 months, and (iii) any outstanding equity awards will immediately vest in full upon such termination. If Mr. Lopez’ employment is terminated within three years of his relocation to Phoenix, Arizona, Mr. Lopez is also eligible for certain additional relocation benefits.
Felicia K. Gorcyca, Executive Vice President – Chief Human Resources Officer
The Gorcyca Agreement provides that in the event of a termination of employment without Cause (as defined in the Gorcyca Agreement) or due to the delivery of a notice of non-renewal of the term by the Company or a resignation for Good Reason (as defined in the Gorcyca Agreement), in addition to Accrued Benefits (as defined in the Gorcyca Agreement), Ms. Gorcyca will be entitled to receive (i) a cash severance payment of her continued base salary for either (x) 18 months for termination without Cause or due to the delivery of a notice of non-renewal of the term by the Company, or (y) 12 months for resignation for Good Reason, (ii) a pro rata portion of the annual bonus she would have received based on actual performance, (iii) a lump sum equal to 1x the target bonus for the year of termination, (iv) any outstanding equity awards granted should continue to vesting for 18 months, and (v) cost of continuing coverage under the company’s health insurance plan for 12 months. Ms. Gorcyca will be entitled to the same benefits in the event of a termination of employment without Cause or a resignation for Good Reason during 12-month period after any subsequent Change in Control (as defined in the Gorcyca Agreement), except that she will receive (i) any outstanding equity awards will immediately vest in full upon such termination, (ii) the Continued Coverage Payment (as defined in the Gorcyca Agreement) shall be equal to 18 months following termination and shall be paid in a lump sum; and (iii) the incremental Cash Severance Payment (as defined in the Gorcyca Agreement) shall be paid in a lump sum.
Graeme Parkes, Executive Vice President – Chief Information Officer
The Parkes Agreement, effective February 1, 2023, provides that in the event of a termination of employment without Cause (as defined in the Parkes Agreement) or due to the delivery of a notice of non-renewal of the term by the Company or a resignation for Good Reason (as defined in the Parkes Agreement), in addition to Accrued Benefits (as defined in the Parkes Agreement), Mr. Parkes will be entitled to receive (i) a cash severance payment of his continued base salary for 12 months in the event of resignation for Good Reason or 18 months in the event of termination without Cause, respectively, (ii) a pro rata portion of the annual bonus he would have received based on actual performance, (iii) a lump sum equal to 1x the target bonus for the year of termination, (iv) any outstanding equity awards granted will continue to vest during the severance period (v) payments equal to the cost of continuing coverage under the Company's health insurance plan for 18 months. Mr. Parkes will be entitled to the same benefits in the event of a termination of employment without Cause or a resignation for Good Reason during the 12-month period after a Change in Control (as defined in the Parkes Agreement), except that he will receive (i) a lump sum cash severance payment equal to 18 months of base salary, (ii) the cost of continuing coverage under the Company’s health insurance plan for 18 months, and (iii) any outstanding equity awards will immediately vest in full upon such termination.
Sally J. Shanks, Senior Vice President – Chief Accounting Officer
Under Ms. Shanks’s compensation letter, if we terminate her employment without cause, we will pay Ms. Shanks nine months’ base salary plus a pro rata STIP award. Ms. Shanks will also be eligible for health benefits continuation for up to one year.
Equity Plan Provisions Relating to Termination of Employment and Change in Control
Our named executive officers hold equity-based awards granted under our LTIP. The LTIP and the award agreements entered into with our NEOs with respect to their awards provide for “double trigger” vesting on a change in control such that, if a change in control occurs and the NEO’s employment is terminated by us without cause or by the NEO for good reason within 12 months after the change in control, then the award will immediately become vested in full.
Risk Considerations and Review of Executive Compensation Practices
The Compensation Committee conducts an annual risk assessment of our compensation policies and practices for employees, including those related to our executive compensation program. As part of the risk assessment, the Compensation Committee reviews our compensation program for design features that have been identified as having the potential to encourage excessive risk-taking. Based on this review, the Compensation Committee has determined that, for all employees, our compensation program does not encourage excessive risk. The Compensation Committee, with the assistance of independent advisors, intends to continue a process of reviewing our compensation policies and program to ensure that our compensation program and risk mitigation strategies continue to discourage imprudent risk-taking activities.
2023 CEO to Median Employee Pay Ratio
In accordance with SEC rules, the Company is required to determine the ratio of the CEO’s annual total compensation (under the Summary Compensation Table definition) to that of the Company’s median employee. Set forth below is the annual total compensation of our median employee, the annual total compensation of Mr. Soultz and the ratio of those two values for the year ended December 31, 2023:
•The annual total compensation of the employee identified as the median employee of the Company (other than our CEO) was $68,433
•The annual total compensation of Mr. Soultz as disclosed in the Summary Compensation Table above was $8,391,150 and
•The ratio of the annual total compensation of Mr. Soultz to the annual total compensation of our median employee was 122.6.
In determining the median employee for 2023, we used our employee population as of December 31, 2023, and, in accordance with SEC rules, excluded the CEO to arrive at the median employee consideration pool. We then measured compensation for this population based on gross wages for the period January 1, 2023 to December 31, 2023. We also annualized gross wages for those employees who were not employed for the full January 1, 2023 to December 31, 2023 period. International employee pay was converted to U.S. dollars using the applicable exchange rates at the close of business on December 31, 2023.
We calculated 2023 annual total compensation for our median employee using the same methodology that we use to determine our CEO’s annual total compensation for the Summary Compensation Table.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
Pay Versus Performance Disclosure
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between compensation actually paid to our Named Executive Officers (NEOs) and certain financial performance metrics of the Company using a methodology that has been prescribed by the SEC.
As discussed in our Compensation Discussion and Analysis, our pay-for-performance philosophy aligns our executive officers’ compensation with our short-term and long-term objectives as well as emphasizing stockholder value creation. While the Compensation Committee did not use the information provided below to determine compensation for our NEOs for 2023, the results are aligned with this philosophy. We have grown Adjusted EBITDA from continuing and discontinued operations, the primary metric of our short-term cash incentive plan, from $534 million in 2020 to $740 million in 2021 to $970 million in 2022 and further to $1.06 billion in 2023, year-over-year increases of 39%, 31% and 9%, respectively. Our stockholders have seen a return of 141% over this four-year period; outperforming both our indexed peer group and the broader S&P 400 Index. In turn, our NEOs’ compensation, which is primarily equity-based, has appreciated compared to the values when they were first awarded, though the figures below do not represent compensation actually realized. Compensation actually paid (CAP) has been determined under the SEC-defined methodology. However, for equity-based compensation, in addition to equity that has vested in the applicable year, CAP includes the change in fair value for unvested awards. Importantly, these unvested award values have not actually been earned or realized by the executives. For Messrs. Soultz and Boswell, CAP values include the special one-time performance-based RSU awards granted in 2021, which have served to both retain and motivate them thus far in the execution of our long-term strategic plan. The awards were made on September 7, 2021, at a share price of $29.20 and as of December 31, 2023, our share price was $44.50, a 52% increase. Any earned performance-based RSUs awards related to this grant will not vest until 2026.

Fiscal Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(1)(2)	Average Summary Compensation Table Total for non-PEO NEOs(1)	Average Compensation Actually Paid to non-PEO NEOs(1)(2)	Value of Initial Fixed $100 Investment Based on:		Net Income ($ millions)	Adjusted EBITDA(4) ($ millions)
					Total Shareholder Return	Peer Group Total Shareholder Return(3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	$8,391,649	$4,663,073	$2,472,306	$1,619,850	$240.67	$188.04	$476	$1,061
2022	$8,594,799	$20,813,067	$2,444,495	$4,501,198	$244.29	$151.37	$340	$970
2021	$17,660,600	$47,137,307	$4,713,101	$8,546,475	$220.88	$161.27	$160	$740
2020	$6,276,605	$9,893,532	$2,009,027	$3,024,177	$125.31	$114.85	$74	$534
(1) Our principal executive officer (PEO) for 2020-2023 is Mr. Soultz. The non-PEO named executive officers reflected in columns (d) and (e) include the following individuals: Mr. Boswell (2020-2023), Mr. Lopez (2020-2023), Ms. Shanks (2020-2023), Mr. Parkes (2022-2023), Ms. Gorcyca (2023), Mr. Christopher J. Miner (2020-2022), and Mr. Kelly Williams (2020-2021).
(2) The following amounts were deducted from or added to total compensation in the Summary Compensation Table (SCT) in accordance with the SEC-mandated adjustments to calculate Compensation Actually Paid (CAP) to our principal executive officer (PEO) and average CAP to our non-PEO named executive officers. The fair value of equity awards was determined using methodologies and assumptions developed in a manner substantively consistent with those used to determine the grant date fair value of such awards.
PEO SCT Total to CAP Reconciliation

Fiscal Year	2020	2021	2022	2023
SCT Total	$6,276,605	$17,660,600	$8,594,799	$8,391,649
- Change in Actuarial Present Value of Pension Plans Reported in Fiscal Year	$0	$0	$0	$0
+ Service Cost of Pension in Fiscal Year	$0	$0	$0	$0
+ Prior Service Cost of Pension in Fiscal Year	$0	$0	$0	$0
- Grant Date Fair Value of Stock Awards Granted in Fiscal Year	($3,593,204)	($14,635,168)	($5,103,737)	($5,665,871)
+ Fair Value at Fiscal Year-End of Outstanding Unvested Stock Awards Granted in Fiscal Year	$6,223,671	$30,020,871	$8,174,053	$4,131,113
± Change in Fair Value of Outstanding Unvested Stock Awards Granted in Prior Fiscal Years	$2,694,702	$13,368,813	$10,303,770	($3,668,762)
+ Fair Value at Vesting of Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$0	$0	$0	$0
± Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	($1,708,241)	$722,191	($1,155,818)	$1,474,944
- Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$0	$0	$0	$0
+ Dividends Accrued During Fiscal Year	$0	$0	$0	$0
Compensation Actually Paid	$9,893,532	$47,137,307	$20,813,067	$4,663,073

Non-PEO NEO Average SCT Total to Average CAP Reconciliation

Fiscal Year	2020	2021	2022	2023
Average SCT Total	$2,009,027	$4,713,101	$2,444,495	$2,472,306
- Change in Actuarial Present Value of Pension Plans Reported in Fiscal Year	$0	$0	$0	$0
+ Service Cost of Pension in Fiscal Year	$0	$0	$0	$0
+ Prior Service Cost of Pension in Fiscal Year	$0	$0	$0	$0
- Grant Date Fair Value of Stock Awards Granted in Fiscal Year	($1,212,320)	($3,314,083)	($1,356,246)	($1,491,647)
+ Fair Value at Fiscal Year-End of Outstanding Unvested Stock Awards Granted in Fiscal Year	$2,148,971	$5,205,205	$1,831,987	$1,066,149
± Change in Fair Value of Outstanding Unvested Stock Awards Granted in Prior Fiscal Years	$197,467	$1,491,613	$1,623,529	($633,986)
+ Fair Value at Vesting of Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$0	$147,770	$208,160	$0
± Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	($118,969)	$302,869	($250,726)	$207,028
- Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$0	$0	$0	$0
+ Dividends Accrued During Fiscal Year	$0	$0	$0	$0
Average Compensation Actually Paid	$3,024,177	$8,546,475	$4,501,198	$1,619,850
(i) Certain of Mr. Williams’ equity awards were modified in February 2021 as part of his Separation and Release Agreement, consistent with his employment agreement. The rules prescribed by the SEC did not specify how compensation actually paid should reflect the incremental fair value expense recorded in connection with the modification and reported in the “Stock Awards” column. As compensation actually paid is meant to track the value of an equity award over the course of its vesting period, we are not adding any additional fair value when calculating the “Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year” as we believe this methodology best reflects the value of the award to Mr. Williams.
(3) The Peer Group for which Total Shareholder Return is provided in column (g) for each listed fiscal year consists of the constituent companies in the S&P MidCap 400 Index listed as our compensation benchmarking peer group in the Compensation Discussion & Analysis for fiscal year 2023. In 2023, Waste Connections, Inc. was added to the peer group and Duke Realty Corporation was removed as further described in the “Use of Market Data” section of our Compensation Discussion and Analysis section above. The table below compares the indexed TSR of the current and prior Peer Group.

Year	Peer Group used in prior year	Peer Group used in current year
2023	$182	$188
2022	$142	$151
2021	$166	$161
2020	$115	$115
(4) Adjusted EBITDA is a non-GAAP financial measure and represents Adjusted EBITDA from continuing and discontinued operations at budgeted foreign exchange rates. For a discussion of our use of non-GAAP financial measures, please see the “Reconciliation of Non-GAAP Financial Measures” section in Item 7 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

CHARTS OF CAP VERSUS PERFORMANCE METRICS
The chart below illustrates the relationship between the PEO and average Non-PEO CAP amounts and the Company’s and Peer Group’s TSR during the period 2020-2023.
The charts below illustrate the relationship between the PEO and Non-PEO CAP amounts and the Company’s Net Income and Adjusted EBITDA during the period 2020-2023.

TABULAR LIST OF MOST IMPORTANT PERFORMANCE MEASURES

The three items listed below represent the most important performance metrics we used to determine CAP for 2023 as further described in our Compensation Discussion and Analysis (CD&A) within the sections titled “Short-Term Incentive Plan” and “2023 Long-Term Incentive Awards.”

Most Important Financial Measures
•Adjusted EBITDA
•Stock Price
•Relative TSR

PROPOSAL 4 – APPROVE AN AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO PROVIDE FOR THE EXCULPATION OF OFFICERS

Proposal Snapshot
What Am I Voting On?
Stockholders are being asked to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to provide for the exculpation of certain officers in certain limited circumstances, as permitted under Delaware law.

Voting Recommendation: FOR the approval of the amendment to the Company’s Amended and Restated Certificate of Incorporation.
Effective August 1, 2022, the State of Delaware, which is the Company’s state of incorporation, enacted legislation that enables Delaware corporations to limit the liability of certain of their officers in limited circumstances. Since the mid-1980s, Delaware has permitted Delaware corporations to limit or eliminate the personal liability of corporate directors for monetary damages resulting from a breach of the fiduciary duty of care, subject to certain limitations such as prohibiting exculpation for intentional misconduct or knowing violations of the law. These provisions are referred to as “exculpatory provisions” or “exculpatory protections.” Such a provision with respect to our directors is already part of our Amended and Restated Certificate of Incorporation.
The recent Delaware legislation allows exculpation for certain officers in connection with direct claims brought by stockholders, including class actions, but would not eliminate officers’ monetary liability for breach of fiduciary duty claims brought by the corporation itself or for derivative claims brought by stockholders in the name of the corporation. Further, the legislation does not permit a corporation to exculpate covered officers from liability for breach of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. The officers who may be exculpated include a person who (i) is the president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer or chief accounting officer of the corporation at any time during the course of conduct alleged in the action or proceeding to be wrongful, (ii) is or was identified in the corporation's public filings with the SEC because such person is or was one of the most highly compensated executive officers of the corporation, or (iii) has consented to service of process in Delaware by written agreement.
The recent legislation for officer exculpation was enacted in part due to the recognition that both officers and directors owe fiduciary duties to corporations, but only directors were protected by the existing exculpatory provisions. In addition, Delaware courts have experienced an increase in litigation in which plaintiffs attempted to exploit the absence of protection for officers in an effort to prolong litigation and extract settlements from defendant corporations. Due to this legislative development, we are proposing to amend the existing exculpation provision in the Company’s Amended and Restated Certificate of Incorporation to extend the protection from liability to certain of the Company’s officers in specific circumstances, to the full extent permitted by Delaware law.
Based in part on the recommendation of the Nominating and Corporate Governance Committee, which deliberated over the course of three board meeting cycles, received input from outside counsel, and evaluated data regarding companies pursuing officer exculpation, the Board believes the amendment to our Amended and Restated Certificate of Incorporation to limit personal monetary liability for officers under the specified limited circumstances under Delaware law is reasonable and appropriate. Further, the Nominating and Corporate Governance Committee noted that the proposed provision would not negatively affect stockholder rights. Additionally, Delaware corporations that fail to adopt officer exculpation provisions may experience a disproportionate amount of nuisance litigation and disproportionately increased costs associated with such litigation or officer liability insurance premiums, as well as diversion of management attention from the business of the Company. A significant number of companies have already adopted similar officer exculpatory provisions, and the Board anticipates that similar exculpation provisions are likely to be adopted by our peer companies and others with whom the Company competes for executive talent. The Board believes officer exculpation provisions may become necessary for Delaware corporations to attract and retain experienced and qualified corporate officers.
Taking into account the scope of claims for which an officer’s liability would be exculpated, and the benefits our Nominating and Corporate Governance Committee and Board believes would accrue to the Company and our stockholders, the Board believes that it is in the best interests of the Company and our stockholders to approve the amendment to our Amended and Restated Certificate of Incorporation to provide for exculpation of officers in certain circumstances, to the full extent permitted by Delaware law.
Approval of this proposal requires the affirmative vote of a majority of the voting power of the outstanding shares of Common Stock entitled to vote at the meeting. Abstentions and broker non-votes will have the effect of a vote against Proposal 4.
The Board of Directors Unanimously Recommends That You Vote FOR Proposal 4.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Beneficial Ownership
The following table sets forth information regarding the beneficial ownership of our Common Stock as of March 31, 2024, by each person who is the beneficial owner of more than 5% of our Common Stock; each of our NEOs and Directors; and all of our executive officers and Directors as a group. The beneficial ownership of our Common Stock is based on 190,598,309 shares of our Common Stock issued and outstanding as of March 31, 2024.
Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. To our knowledge, no shares of Common Stock beneficially owned by any executive officer or Director have been pledged as security.

	Common Stock
Name and Address of Beneficial Owner	Number of Shares	%
Directors and Executive Officers(1)
Bradley L. Soultz(2) (3)	1,169,739	*
Timothy D. Boswell(2) (4)	392,965	*
Hezron T. Lopez(2)	76,693	*
Felicia K. Gorcyca	-	*
Graeme Parkes(2) (5)	173,076	*
Sally J. Shanks(2)	39,126	*
Erik Olsson(6)	1,324,840	*
Gerard E. Holthaus(7)	402,294	*
Mark S. Bartlett(7)	146,077	*
Jeff Sagansky(7)	2,495,905	1.3%
Michael W. Upchurch(7)	36,541	*
Rebecca L. Owen(7)	31,147	*
Erika T. Davis(7)	9,836	*
Natalia Johnson(7)	3,463	*
All Executive Officers and Directors as a group	6,301,702	3.3%
Five Percent Holders(8)
The Vanguard Group, Inc.(9)	17,516,434	9.2%
Fidelity Management & Research Company LLC(10)	11,860,827	6.2%
BlackRock, Inc.(11)	11,553,229	6.1%
T. Rowe Price Associates, Inc.(12)	11,220,134	5.9%
(*) Less than one percent
(1) Beneficial ownership is determined in accordance with the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options or warrants that are currently exercisable or exercisable within 60 days. Unless otherwise noted, the business address of each stockholder listed above is 4646 E. Van Buren Street, Suite 400, Phoenix, Arizona 85008.
(2) Does not include any unvested stock options, Performance-Based RSUs or Time-Based RSUs granted under the Plan, all of which are subject to forfeiture.
(3) Includes 388,876 shares held in an irrevocable trust of which Mr. Soultz is the sole trustee; 141,725 shares and 408,497 vested options held in a different irrevocable trust of which Mr. Soultz's spouse is a co-trustee; and 77,870 shares held by a charitable foundation of which Mr. Soultz is a member of the board of directors and maintains voting and investment power over such shares, but no pecuniary interest in them.
(4) Includes 125,691 vested options.
(5) Includes 75,042 vested options

(6) Includes 4,345 unvested restricted shares of our Common Stock that are subject to forfeiture, which were granted to Mr. Olsson in June 2023 as part of our annual non-executive director compensation program.
(7) Includes 3,523 unvested restricted shares of our Common Stock that are subject to forfeiture, which were granted to Mr. Holthaus, Mr. Bartlett, Mr. Sagansky, Ms. Owen, Ms. Davis and Mr. Upchurch in June 2023, and includes 3,463 unvested restricted shares of our Common Stock that are subject to forfeiture, which were granted to Ms. Johnson as part of our annual non-executive director compensation program.
(8) Beneficial Ownership for stockholders with 5% or more ownership is based the most recently available 13G filings
(9) According to a Schedule 13G/A filed February 13, 2024, on behalf of The Vanguard Group. The Vanguard Group has beneficial ownership over the shares reported. The Vanguard Group has shared voting power with respect to 72,696 shares, and sole and shared dispositive power with respect to 17,236,886 shares and 279,548 shares, respectively. The business address of this stockholder is 100 Vanguard Blvd., Malvern, PA 19355.
(10) According to a Schedule 13G/A filed February 9, 2024, on behalf of Fidelity Management & Research Company. Fidelity Management & Research Company has beneficial ownership over the shares reported. Fidelity Management & Research Company has sole voting power with respect to 11,853,707 shares and sole dispositive power with respect to 11,860,827 shares. The business address of this stockholder is 245 Summer Street, Boston, MA 02210.
(11) According to a Schedule 13G/A filed January 29, 2024, on behalf of BlackRock, Inc. BlackRock, Inc. has beneficial ownership over the shares reported. BlackRock, Inc. has sole voting power with respect to 10,726,632 shares and sole dispositive power with respect to 11,553,229 shares. The business address of this stockholder is 50 Hudson Yards, New York, NY 10001.
(12) According to Schedule 13G filed February 14, 2024, on behalf of T. Rowe Price Associates, Inc. T. Rowe Price Associates, Inc. has beneficial ownership over the shares reported. T. Rowe Price Associates, Inc. has sole voting power with respect to 2,496,152 shares and sole dispositive power with respect to 11,211,516 shares. The business address of this stockholder is 100 E. Pratt Street, Baltimore, MD 21202.

MATTERS RAISED AT THE ANNUAL MEETING NOT INCLUDED IN THIS PROXY STATEMENT
We do not know of any matters to be acted upon at the annual meeting other than those discussed in this Proxy Statement. If any other matter is properly presented, proxy holders will vote on the matter in their discretion.
STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE 2025 ANNUAL MEETING
A proposal for action or director nomination to be presented by any stockholder at the 2025 annual meeting of stockholders will be acted on only as follows:
•If the proposal is to be included in our proxy statement pursuant to Rule 14a-8 under the Exchange Act, the proposal must be received at the office of the Corporate Secretary on or before December 20, 2024.
•If the proposal is submitted pursuant to our advance notice provision, the proposal must be received at the office of the Corporate Secretary no earlier than February 6, 2025, and no later than March 3, 2025.
•Director nominations submitted pursuant to our advance notice provision must be received at the office of the Corporate Secretary no earlier than February 6, 2025, and no later than March 3, 2025.
The dates above with respect to proposals or nominations submitted pursuant to our advance notice provision in connection with our 2025 annual meeting assume that the date of the 2025 annual meeting is not greater than 30 days before or greater than 60 days after the anniversary date of our 2024 Annual Meeting. Notice of a nomination or other proposal must also comply with requirements set forth in our Bylaws. You may request a copy of the Bylaws by writing to WillScot Mobile Mini Holdings Corp. c/o Corporate Secretary at 4646 E. Van Buren Street, Suite 400, Phoenix, Arizona 85008. Please also fax a copy of your request to us at (602)244-9809. In addition to satisfying the foregoing advance notice requirements under our Bylaws, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 3, 2025. Notice of a proposal submitted pursuant to Rule 14a-8 of the Exchange Act must also comply with requirements set forth in Rule 14a-8.
ACCESS TO ANNUAL REPORT ON FORM 10-K
Our Annual Report on Form 10-K for the year ended December 31, 2023, including our audited financial statements for the year ended December 31, 2023, as filed with the SEC on February 20, 2024 (as such report may be amended from time to time, the “2023 Annual Report”), was delivered or made available with this Proxy Statement. The 2023 Annual Report is not a part of this Proxy Statement or a part of the proxy soliciting material.
On written request, we will provide, without charge to each record or beneficial holder of our Common Stock as of April 10, 2024, a copy of our 2023 Annual Report. Written requests should be directed to WillScot Mobile Mini Holdings Corp. c/o Corporate Secretary at 4646 E. Van Buren Street, Suite 400, Phoenix, Arizona 85008.
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Why am I receiving these proxy materials?
You are invited to attend the annual meeting via live webcast and are entitled to vote on the items of business described in this Proxy Statement because you are a stockholder of our Company. The proxy materials include the notice of annual meeting, this Proxy Statement for the annual meeting and our annual report. If you received a paper copy of these materials by mail or email, the proxy materials also include a proxy card or voting instruction card for the annual meeting.

When and where will the Company hold the annual meeting?
The annual meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast on Friday, June 7, 2024, at 9:00 a.m. Pacific Daylight Time.
You may attend the annual meeting online, submit questions, vote your shares electronically, and view the list of stockholders by visiting http://www.virtualshareholdermeeting.com/WSC2024.
To participate in the annual meeting, you will need the control number included with these proxy materials.
The meeting webcast will begin promptly at 9:00 a.m., Pacific Daylight Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m., Pacific Daylight Time, and you should allow ample time for the check-in procedures.
Why a virtual meeting?
We are pleased to offer our stockholders a completely virtual annual meeting, which provides worldwide access, improved communication and cost savings for our stockholders and the Company.
You may attend the annual meeting online, submit questions, vote your shares electronically, and view the list of stockholders by visiting http://www.virtualshareholdermeeting.com/WSC2024.
What if during the check-in time or during the meeting I have technical difficulties or trouble accessing the virtual meeting website?
If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Stockholder Meeting log in page.
Who may vote at the annual meeting?
As of April 10, 2024, there were 190,598,309 shares of our Common Stock outstanding. You may vote all of the shares of our Common Stock that you own at the close of business on the record date. You may cast one vote for each share that you own. We do not have cumulative voting rights for the election of directors.
What is a quorum?
A quorum must be present at the annual meeting to transact business. A quorum will be present if the holders of a majority of our outstanding shares of Common Stock entitled to vote are represented at the annual meeting, either by virtual attendance or by proxy. If a quorum is not present, no business may be conducted at the annual meeting, in which case the annual meeting may be adjourned, without a vote of stockholders by the chairman of the annual meeting, until such time as a quorum is present.
Proxies received and marked as abstentions from voting on a proposal and broker non-votes are counted for determining whether a quorum is present. A “broker non-vote” results when a trust, broker, bank, or other nominee or fiduciary that holds shares for another person has not received voting instructions from the owner of the shares and, under the applicable rules, does not have the discretionary authority to vote on a matter. If a properly executed proxy has not been returned or the holder does not virtually attend the meeting, the holder is not present for quorum purposes.
What am I voting on, how many votes are required to elect directors and approve the other proposals, and how does the Board recommend that I vote?

Proposal 1: Elect 9 directors to the Board of directors to serve until the 2025 annual meeting of stockholders or until their successors are elected and qualified.
Each of the nominees for the 9 seats up for election will be elected as a director if he or she receives a majority of the votes cast. A “majority of the votes cast” means that the number of shares voted “FOR” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Votes cast include votes “FOR” and “AGAINST” that director’s election, in each case, and exclude abstentions and broker non-votes with respect to that director’s election.
The Board recommends a vote FOR the election of each nominee as a director.

Proposal 2: Ratify the appointment of EY as our independent registered public accounting firm for the year ending December 31, 2024
Ratification of the appointment of EY as our independent registered public accounting firm for the year ending December 31, 2024, requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy and entitled to vote at the meeting. Abstentions will have the effect of a vote “AGAINST” Proposal 2 and broker non-votes will have no effect on the results of the vote on this proposal.
The Board recommends a vote FOR the ratification of EY’s appointment

Proposal 3: Approve or disapprove the compensation of the named executive officers
The vote regarding the approval or disapproval of the compensation of the named executive officers is advisory only, and our named executive officers’ compensation is not conditional on it. The vote will not be binding upon the Board or the Compensation Committee, and neither the Board nor the Compensation Committee will be required to take any action (or refrain from taking any action) as a result of the outcome of the vote on this proposal. The advisory vote to approve or disapprove the compensation of named executive officers requires the affirmative of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy and entitled to vote at the meeting. Abstentions will have the effect of a vote “AGAINST” Proposal 3 and broker non-votes will have no effect on the results of the vote on this proposal.
The Board recommends a vote FOR approval, on an advisory basis, of the compensation of the named executive officers.

Proposal 4: Approve or disapprove an amendment to Amended and Restated Certificate of Incorporation to Provide for the Exculpation of Officers.
The approval of the amendment to our Amended and Restated Certificate of Incorporation to provide for the exculpation of officers must receive “FOR” votes from the holders of at least a majority of outstanding shares of Common Stock entitled to vote at the meeting. Abstentions and broker non-votes will have the effect of a vote “AGAINST” Proposal 4.

The Board recommends a vote FOR the approval of the amendment to the Amended and Restated Certificate of Incorporation.

How many votes do I have?
Our Common Stockholders each have one vote for each share of Common Stock owned as of the record date, April 10, 2024.
How do I vote my shares?
•Stockholders of Record
If you are a stockholder of record (i.e., you hold your shares in certificate form or through an account with our transfer agent, Continental Stock Transfer & Trust Company), then you can attend the annual meeting via live webcast, complete a ballot and submit it. You may also submit your proxy by completing, signing, and dating the proxy card that you received from us, and returning it in the accompanying pre-addressed envelope. IF YOU SUBMIT YOUR PROXY BY MAIL, YOUR PROXY CARD WILL BE VALID ONLY IF YOU COMPLETE, SIGN, DATE AND RETURN IT BEFORE THE ANNUAL MEETING DATE.
•Beneficial Owners
If you are a beneficial owner of shares registered in the name of your brokerage firm, bank or other agent, then you should receive a notice containing voting instructions from that organization rather than our Company. Simply follow the voting instructions in the notice to ensure that your vote is counted. To vote at the annual meeting, you must obtain a legal proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a legal proxy form. See “When and where will the Company hold the annual meeting?” above for more information on how to attend the annual meeting.
Even if you plan to attend the annual meeting via webcast, please authorize a proxy to vote your shares right away by following the instructions on the proxy card that you received from us or the voting instruction card that you received from your broker, bank or other agent. By submitting a proxy, you will be directing the persons designated as proxy holders as your proxies to vote your shares at the annual meeting in accordance with your instructions.
Will my shares be voted if I do not complete, sign, date and return my proxy card or voting instruction card, or vote by some other method?
If you are a registered “record” stockholder and you do not vote your shares by completing, signing, dating and returning a proxy card or voting online or by telephone, your shares will not be voted unless you attend the annual meeting via webcast and vote. In addition, if you sign, date and return a proxy card, but do not complete voting instructions for a proposal, your shares will be voted with respect to such proposal by the named proxies in accordance with the Board’s recommendations and in the discretion of the proxy holder on any other matter that may properly come before the annual meeting.
If your shares are held in a brokerage account or by a bank or other agent, you are considered the “beneficial owner” of shares held in “street name” and the proxy materials were forwarded to you by that organization. To vote your shares, you must follow the voting instructions provided to you by that organization. Brokerage firms, banks and other agents are required to request voting instructions for shares they hold on behalf of customers and others. As the beneficial owner, you have the right to direct the record holder how to vote and you are also invited to attend the annual meeting via webcast. We encourage you to provide instructions to your brokerage firm, bank or other agent on how to vote your shares. Because a beneficial owner is not the record stockholder, you may not vote the shares at the annual meeting via webcast unless you obtain a legal proxy from the record holder giving you the right to vote the shares at the meeting.
Even if you do not provide voting instructions on your voting instruction card, your shares may be voted on certain matters if you hold shares through an account with a brokerage firm, bank or other agent. Brokerage firms have the authority under New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on certain routine matters. Proposal 2, to ratify the appointment of EY as our independent registered public accounting firm for the year ending December 31, 2024, is considered a routine matter for which brokers, banks and other agents may vote in the absence of specific instructions from the beneficial owner of the shares.

When a proposal is not considered routine and the broker, bank or other agent has not received voting instructions from the beneficial owner of the shares with respect to such proposal, such firm cannot vote the shares on that proposal. Proposals 1 and 2 are non-routine proposals. Votes that cannot be cast by a broker, bank or other agent on non-routine matters are known as “broker non-votes.”
How can I revoke my proxy and change my vote prior to the annual meeting?
You may revoke your proxy or change your vote at any time prior to the vote taken at the annual meeting.
•Stockholders of Record
You may revoke your proxy by (i) notifying our Corporate Secretary, at our office at 4646 E. Van Buren Street, Suite 400, Phoenix, Arizona 85008, in writing that you wish to revoke your proxy; (ii) submitting a proxy dated later than your original proxy; or (iii) attending the annual meeting via webcast and voting by ballot. Attending the annual meeting via webcast will not by itself revoke a proxy; you must submit a ballot and vote your shares at the annual meeting.
•Beneficial Owners
For shares you hold beneficially or in street name, you may change your vote by following the specific voting instructions provided to you by the record holder to change or revoke any instructions you have already provided, or, if you obtained a legal proxy from your brokerage firm, bank or other agent giving you the right to vote your shares, by virtually attending the annual meeting and voting.
Who pays the costs of the proxy solicitation?
We pay the cost of soliciting proxies. Beyond these proxy materials, our directors and employees may solicit proxies in person, by telephone or by electronic communication. Directors and employees will not receive any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I received more than one proxy card or voting instruction card?
If you receive more than one proxy card or voting instruction card, it means that you have multiple accounts with our transfer agent and/or brokerage firm, bank or other agent, or you may hold shares in different ways or in multiple names (such as through joint tenancy, trusts and custodial accounts). Please vote all of your shares.
How can I find out the results of the voting at the annual meeting?
Preliminary voting results will be announced at the annual meeting. Final voting results will be provided in a Current Report on Form 8-K which we expect to file within four business days after the annual meeting.
How do I attend the annual meeting?
The annual meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast on Friday, June 7, 2024, at 9:00 a.m. Pacific Daylight Time.
You may attend the annual meeting online, submit questions, vote your shares electronically, and view the list of stockholders by visiting http://www.virtualshareholdermeeting.com/WSC2024.
To participate in the annual meeting, you will need the control number included with these proxy materials.
The meeting webcast will begin promptly at 9:00 a.m., Pacific Daylight Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m., Pacific Daylight Time, and you should allow ample time for the check-in procedures.